Exhibit (2)(a)

STOCK PURCHASE AGREEMENT

between

CTS CORPORATION

and

BENCHMARK ELECTRONICS, INC.

dated

October 2, 2013

-i-

-ii-

-iii-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated October 2, 2013, is between CTS Corporation, an Indiana corporation (“Seller”) and Benchmark Electronics, Inc., a Texas corporation (“Purchaser”).

RECITALS

WHEREAS, CTS Electronics Manufacturing Solutions, Inc., a Delaware corporation and wholly owned subsidiary of Seller (the “Company”), the Seller Business Group and the Company Subsidiaries are engaged in the supply of electronics manufacturing services (collectively, the “Business”);

WHEREAS, an affiliate of Purchaser has, pursuant to the Thai Purchase Agreement, acquired the Thai Company Subsidiary from the Company (the “Non-U.S. Sale”);

WHEREAS, Seller owns all the issued and outstanding shares of common stock of the Company (the “Shares”);

WHEREAS, prior to the Closing, Seller has effected the Restructuring; and

WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, upon the terms and subject to the conditions hereinafter set forth and after giving effect to the Restructuring and the Non-U.S. Sale, all of the Shares (the “Acquisition”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and upon the terms and subject to the conditions set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.01. Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, but subject to the immediately preceding consummation of the Non-U.S. Sale, at the Closing, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller all of the Shares.

Section 1.02. Purchase Price.

(a) In consideration for the transfer of the Shares from Seller to Purchaser, at the Closing, Purchaser shall pay to Seller, an amount equal to $75,000,000 (the “Purchase Price”), payable and adjusted as provided in Section 1.02(b) below.

(b) Purchaser shall pay the Purchase Price on the Business Day immediately following the Closing as follows:

(i) Purchaser shall retain a portion of the Purchase Price equal to the amount of the Outstanding Company Indebtedness (if any), and Purchaser shall, concurrently with the Closing, pay or cause to be paid the Outstanding Company Indebtedness to the Persons entitled thereto; and

(ii) Purchaser shall pay in United States dollars the net amount equal to (A) the Purchase Price minus (B) the aggregate of the amounts referred to in the preceding clause (i) of this Section 1.02(b) minus (C) the aggregate amount of any Seller Deductions, minus (D) the Thai Initial Purchase Price.

Section 1.03. Closing and Closing Deliveries.

(a) Closing. The closing of the Acquisition (the “Closing”) shall take place at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio, or by electronic transmission, concurrently with the execution and delivery of this Agreement by the parties (the date on which the Closing occurs, the “Closing Date”). Legal title, equitable title and risk of loss with respect to the Shares will transfer to Purchaser at the Closing, which transfer will be deemed effective for Tax, accounting and other computational purposes as of 12:01 a.m. (Eastern Standard Time) on the Closing Date (the “Effective Time”).

(b) Deliveries by Purchaser at the Closing. At the Closing, Purchaser is delivering, or causing to be delivered, to Seller the following:

(i) a certificate of an officer of Purchaser, given by such officer on behalf of Purchaser and not in such officer’s individual capacity, certifying as to resolutions of the board of directors (or equivalent governing body) of Purchaser authorizing this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby; and

(ii) the Transition Services Agreement relating to the post-Closing provision of certain services by Seller (the “Transition Services Agreement”), duly executed by Purchaser.

(c) Deliveries by Seller at the Closing. At or prior to the Closing, Seller is delivering, or causing to be delivered, to Purchaser the following:

(i) a stock certificate representing the Shares, accompanied by a duly executed stock power;

(ii) duly executed share transfer instruments relating to the all of the shares of the Thai Company Subsidiary in connection with the Thai Purchase Agreement;

(iii) copies of the Organizational Documents of the Company, each as amended, certified by an officer of the Company;

(iv) copies of the Organizational Documents of each of the Company Subsidiaries, each as amended, certified by an officer of each such Company Subsidiary;

(v) a reasonably current long-form good standing certificate for the Company issued by the Delaware Secretary of State;

(vi) a reasonably current long-form good standing certificate (or equivalent document) for each Company Subsidiary (other than the Thai Company Subsidiary) issued by the secretary of state (or an equivalent Governmental Authority) of such Company Subsidiary’s jurisdiction of incorporation or formation;

(vii) an affidavit as to the due registration of the Thai Company Subsidiary under the Civil and Commercial Code of Thailand, issued by the Bangkok Partnership and Company Registration Office;

(viii) a certificate of an officer of Seller given by such officer on behalf of Seller, and not in such officer’s individual capacity, certifying as to the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Agreements and the other documents to be delivered hereunder and thereunder;

(ix) an assignment, assumption and contribution agreement relating to the Restructuring (the “Assignment, Assumption and Contribution Agreement”), duly executed by Seller and the Company;

(x) the Transition Services Agreement, duly executed by Seller;

(xi) [Reserved];

(xii) written resignations of the directors, officers and managers of the Company and each Company Subsidiary as set forth on Section 1.03(c)(xii) of the Disclosure Schedule;

(xiii) a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the Shares are not United States real property interests within the meaning of Section 897(c) of the Code;

(xiv) pay-off letters or similar documents confirming the discharge or payment in full of the Outstanding Company Indebtedness (upon payment by Purchaser of the amounts set forth therein), in each case in form and substance reasonably satisfactory to Purchaser (it is understood and agreed that the phrase “reasonably satisfactory to Purchaser” shall not be construed to require any pay-off letters or similar documents in form and substance not customary for transactions of this nature); and

(xv) termination statements on Form UCC-3, or other appropriate releases, which when filed will release and satisfy any and all Liens relating to the Outstanding Company Indebtedness, together with proper authority to file such termination statements or other releases at and following the Closing, in each case in form and substance reasonably acceptable to Purchaser.

Section 1.04. Thai Purchase Price Adjustment.

(a) If Seller pays any amount to the Thai Purchaser pursuant to and in accordance with Section 2.2.1 of the Thai Purchase Agreement (the “Thai Shortfall Amount”), then, concurrently with such payment, Purchaser shall pay to Seller an amount equal to the Thai Shortfall Amount.

(b) If the Thai Purchaser pays any amount to Seller pursuant to and in accordance with Section 2.2.2 of the Thai Purchase Agreement (the “Thai Excess Amount”), then, concurrently with such payment, Seller shall pay to Purchaser an amount equal to the Thai Excess Amount.

(c) For the avoidance of doubt, any payment pursuant to this Section 1.04 shall not be deemed to be an adjustment to the Purchase Price.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions set forth in the applicable Sections of the Disclosure Schedule, Seller hereby represents and warrants, as of the Closing, to Purchaser as follows:

Section 2.01. Organization.

(a) Seller is duly organized, validly existing and in good standing under the Laws of the state of Indiana, and has the requisite corporate power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) The Company is duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has the requisite corporate power and authority to own its properties and to carry on the Business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) The total outstanding Shares consist of 100 shares of common stock, par value $0.01 per share, all of which are owned of record by Seller. Seller has good and valid title to all of the Shares, free and clear of all Liens. There are no outstanding options, warrants, convertible securities or other rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of the Company or obligating the Company to purchase or redeem or exchange or otherwise acquire any such equity interest or other securities. All of the issued and outstanding Shares have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable.

(d) Section 2.01(d) of the Disclosure Schedule sets forth (i) a true and complete list of the Company’s subsidiaries (each, a “Company Subsidiary”) and (ii) a true and complete statement of the capitalization of each of the Company Subsidiaries. Each Company Subsidiary is duly organized, validly existing and in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Section 2.01(d) of the Disclosure Schedule, all of the equity of each Company Subsidiary is owned of record by the Company or another Company Subsidiary, and the equity of the Company Subsidiaries owned by the Company or such other Company Subsidiaries represents the only issued and outstanding equity interests of the Company Subsidiaries. There are no outstanding options, warrants, convertible securities or other rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of the Company Subsidiaries or obligating any Company Subsidiary to purchase or redeem or exchange or otherwise acquire any such equity interest or other securities. All of the issued and outstanding equity interests of the Company Subsidiaries have been duly authorized, are validly issued and outstanding are fully paid and nonassessable.

(e) Except as set forth on Section 2.01(e) of the Disclosure Schedule, none of the Company Subsidiaries has any direct or indirect subsidiaries and neither the Company (other than with respect to the Company Subsidiaries) nor any Company Subsidiary has any investments in equity interests of any other Person.

Section 2.02. Authority; Enforceability. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Seller, and no other corporate proceedings on the part of Seller are necessary pursuant to its Organizational Documents or the Laws of its jurisdiction of organization to authorize this Agreement or the Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller, and each Transaction Agreement to which Seller is a party, when executed and delivered by Seller, has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law (collectively, the “General Enforceability Exceptions”).

Section 2.03. Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements does not and will not (a) conflict with or violate the Organizational Documents of Seller, the Company or any Company Subsidiary, (b) assuming that all consents, approvals and authorizations contemplated by Section 2.04 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Seller, the Company or any Company Subsidiary, or (c) assuming that all consents, approvals and authorizations contemplated by Section 2.04 have been obtained and all filings described therein have been made, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract, any Permit or, to Seller’s Knowledge, any Company Contract (other than Material Contracts), except for any such conflict, violation, breach, default, loss, right or other occurrence that would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 2.04. Consents. The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person, except for those consents, approvals and authorizations set forth on Section 2.04 of the Disclosure Schedule and those consents, approvals, authorizations or permits of, actions by, filings with or notifications the failure of which to be made or obtained would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 2.05. Financial Statements; No Undisclosed Liabilities; Indebtedness.

(a) Section 2.05(a) of the Disclosure Schedule sets forth true and complete copies of (i) the unaudited consolidated balance sheet of the Business as of June 30, 2013 (the “Latest Balance Sheet”) and the related statement of income for the six-month period then ended and (ii) the unaudited consolidated balance sheets of the Business as of December 31, 2011 and 2012, and the related unaudited consolidated statements of income (collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position of the Business, the Company and the Company Subsidiaries, as of the dates thereof and for the time periods indicated and, except as set forth on Section 2.05(b) of the Disclosure Schedule, have been prepared in accordance with GAAP, consistently applied. The Financial Statements were derived from the financial records of Seller, the Company and the Company Subsidiaries.

(c) To Seller’s Knowledge, neither the Seller Business Group, the Company nor any Company Subsidiary has any material Liability except for (i) Liabilities set forth in the Latest Balance Sheet, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, and (iii) Liabilities disclosed in Section 2.05(c) of the Disclosure Schedule.

Section 2.06. Indebtedness; Working Capital.

(a) Except as set forth in Section 2.06(a) of the Disclosure Schedule, neither the Seller Business Group, the Company nor any Company Subsidiary has any Indebtedness.

(b) Since the date of the Latest Balance Sheet, neither the Seller Business Group, the Company nor any Company Subsidiary has collected or received any Accounts Receivable earlier than in the ordinary course of business consistent with past practice.

(c) Since the date of the Latest Balance Sheet, neither the Seller Business Group, the Company nor any Company Subsidiary has failed to pay any accounts payable, or other claims for amounts owed by the Seller Business Group, the Company or the Company Subsidiaries, in the ordinary course of business consistent with past practice and, to Seller’s Knowledge, has not withheld any such payment on account of any dispute or potential dispute.

Section 2.07. Events Subsequent to Financial Statements; Absence of Certain Events.

(a) Since December 31, 2012, Seller, the Company and each Company Subsidiary have conducted the Business only in the ordinary course consistent with past practice.

(b) Since December 31, 2012, there has been no change or development or combination of changes or developments that has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Since December 31, 2012, neither the Seller Business Group, the Company or any Company Subsidiary has taken any of the actions set forth below:

(i) transferred any material assets or property out of the Company and Company Subsidiaries (excluding cash and cash equivalents), or used any such assets or property of the Company or Company Subsidiaries other than in the ordinary course exclusively for the benefit of the Company and the Company Subsidiaries;

(ii) merged or consolidated the Seller Business Group, the Company or any Company Subsidiary with any Person or adopted a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Seller Business Group, the Company, or any Company Subsidiary;

(iii) made any change in the authorized or issued capital stock or other securities of the Company or the Company Subsidiaries, granted any option or other right to purchase securities of the Company or the Company Subsidiaries, issued any capital stock of the Company or any Company Subsidiary, issued or made any security convertible into capital stock of the Company or any Company Subsidiary, or purchased, redeemed, retired or made any other acquisition of any shares of capital stock or other securities of the Company or the Company Subsidiaries;

(iv) sold, leased, licensed, removed or otherwise disposed of any material assets or properties except (i) pursuant to any Contract listed on Section 2.15(a)(vii) of the Disclosure Schedule or (ii) Inventory and equipment in the ordinary course of business consistent with past practice;

(v) acquired any material property or assets except (i) pursuant to any Contract listed on Section 2.15(a)(vii) of the Disclosure Schedule or (ii) Inventory and equipment in the ordinary course of business consistent with past practice;

(vi) to Seller’s Knowledge, waived any material rights or claims under any Material Contract;

(vii) paid, released, discharged, settled, compromised or satisfied any claim, Liability, or pending or threatened Action that resulted in any material liabilities to the Company or any Company Subsidiary that will exist after the Closing;

(viii) paid, released, discharged, settled, compromised or satisfied any claim, Liability, or pending or threatened Action that would reasonably be expected to adversely affect in any material respect the Company or any of the Company Subsidiaries or the operations of the Business after the Closing;

(ix) transferred, assigned, abandoned or granted any license or sublicense of any rights under or with respect to any material Company Intellectual Property;

(x) (A) made any material change in any method of accounting or accounting practice, except required by GAAP or applicable Law, (B) settled or compromised any material Tax liability, (C) amended any Tax Return, (D) entered into any closing agreement with respect to any Tax, (E) voluntarily surrendered any right to claim a material Tax refund, (F) consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment or (G) made any election in respect of any Tax matters which had or would have a material effect on the Seller Business Group, the Company or any Company Subsidiary, including an election pursuant to Treasury Regulation Section 1.1502-36(d) or an election pursuant to Treasury Regulation Section 1.1502-21 and which would have the effect of reducing any net operating loss of the Seller Business Group, the Company or any Company Subsidiary;

(xi) provided any material discount in favor of any Top Customer or Top Supplier, other than in the ordinary course of business consistent with past practice for such customer or supplier; or

(xii) with respect to any material Company Intellectual Property, (i) impaired, abandoned, or failed to diligently maintain such Company Intellectual Property, or (ii) amended, waived, canceled or modified any rights in or to such Company Intellectual Property, in either case except as may be required in prosecution of applications for registration.

Section 2.08. Taxes.

(a) All Tax Returns required to be filed by or with respect to the Seller Business Group, the Company or a Company Subsidiary have been timely filed in accordance with applicable Law and all such Tax Returns are true, complete and correct in all material respects. All material Taxes due with respect to the Seller Business Group, the Company or any Company Subsidiary, and each member of each affiliated group (within the meaning of Section 1504 of the

Code) or consolidated, combined or unitary group (under state, local or foreign Tax Law) of which the Company or any Company Subsidiary is a member, have been timely paid (including installment and estimated Taxes), whether or not shown on any Tax Return, unless such Taxes are being contested in good faith by appropriate proceedings and adequate reserves have been established in accordance with GAAP with respect to such unpaid Taxes.

(b) There is no action, suit, proceeding, investigation, audit, claim, collection, assessment or administrative or judicial proceeding pending, being conducted, or, to the Knowledge of Seller, proposed or threatened with respect to any Tax Return or Taxes with respect to the Seller Business Group, the Company or any Company Subsidiary. Since January 1, 2009, none of the Seller Business Group, the Company nor any Company Subsidiary has been the subject of an audit by any Taxing Authority, and no change or adjustment has been required in connection with any such audit. There are no closing agreements or similar arrangements with any Taxing Authority with regard to the determination of the Tax liability of the Seller Business Group, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has been granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(c) There are no requests for rulings or determinations (including in respect of any request to change a method of accounting) in respect of any Tax pending between (i) the Seller Business Group, the Company or any Company Subsidiary, and (ii) any Taxing Authority.

(d) All Taxes which the Seller Business Group, the Company or any Company Subsidiary is required by applicable Law to withhold or to collect have been duly withheld and collected and have been paid to the appropriate Taxing Authority in accordance with applicable Law. The Seller Business Group, the Company and each Company Subsidiary have complied in all material respects with all information reporting and withholding requirements in connection with amounts paid or owing to any employee, independent contractor or other third party.

(e) Other than Permitted Liens, there are no Liens with respect to Taxes upon any of the assets of the Seller Business Group, the Company or any Company Subsidiary.

(f) Neither the Seller Business Group, the Company nor any Company Subsidiary is a party to, is bound by or has any obligation (other than any obligation to the Company or a Company Subsidiary) under a Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(g) Since January 1, 2009, no claim has been made in writing or, to the Knowledge of Seller, threatened against the Seller Business Group, the Company or any Company Subsidiary by any Taxing Authority in a jurisdiction where the Seller Business Group, the Company or any Company Subsidiary does not file Tax Returns that the Seller Business Group, the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(h) Neither the Seller Business Group, the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including any adjustment pursuant to Section 481(a) of the Code (or any analogous provision of other applicable Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date, other than prepaid amounts and deposits received in the ordinary course of business and reflected on the Latest Balance Sheet.

(i) No Company Subsidiary organized or incorporated outside of the United States (i) has any investment in U.S. property within the meaning of Section 956 of the Code, or (ii) is engaged in a United State trade or business for federal income Tax purposes.

(j) Since January 1, 2009, neither the Seller Business Group, the Company nor any Company Subsidiary has engaged in a “reportable transaction” as set forth in Treasury Regulations Section 1.6011-4(b).

(k) Neither the Company nor any Company Subsidiary will reduce any of their Tax attributes as a result of the application of Treasury Regulation Section 1.1502-36(d) as a consequence of the Acquisition.

Section 2.09. Litigation. There are no Actions pending or, to Seller’s Knowledge, threatened against the Seller Business Group, the Company or the Company Subsidiaries, nor is there any currently effective judgment, decree, injunction, ruling or order of any Governmental Authority or arbitrator outstanding against the Seller Business Group, the Company or the Company Subsidiaries.

Section 2.10. Compliance with Law; Permits.

(a) To Seller’s Knowledge, since January 1, 2010, the Seller Business Group, the Company and the Company Subsidiaries have complied in all material respects with applicable Laws (and prior to such date have complied in all material respects with all applicable Laws to the extent such non-compliance would have any current effect on the Seller Business Group, the Company or the Company Subsidiaries. No investigation or review by any Governmental Authority with respect to the Business is pending or threatened, and no Governmental Authority has indicated an intention to conduct the same.

(b) The Seller Business Group, the Company and the Company Subsidiaries have all material governmental permits, licenses, franchises, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and approvals necessary to conduct their respective business (including the Business) as presently conducted (collectively, the “Permits”). Each of Seller, the Company and the Company Subsidiaries has filed or caused to be filed all material reports, notifications and filings with, and have paid all material fees to, the applicable Governmental Authority necessary to maintain all of the Permits in full force and effect.

Section 2.11. Employees; Employee Benefits.

(a) Section 2.11(a) of the Disclosure Schedule sets forth a true and complete list of (i) each Employee, (ii) each individual other than an Employee who is employed (whether full- or part-time) by Seller and its Affiliates to primarily provide services to the Business, including, without limitation, all individuals working at the Seller’s Londonderry, New Hampshire facility, or (iii) any individual engaged as an independent contractor by Seller and its Affiliates to provide services primarily to the Business, or to the Company or any Company Subsidiary (each, an “Independent Contractor”); provided that an “Independent Contractor” does not include any leased employees but includes an entity with whom Seller or its Affiliates has engaged to provide leased employees to primarily service the Business, Company or any Company Subsidiary.

(b) Section 2.11(b) of the Disclosure Schedule sets forth a true and complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, welfare benefit, profit sharing or deferred compensation plans, contracts, programs, funds, or similar arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds, or similar arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, or foreign or domestic) and any trust, escrow, or similar agreement related thereto, whether or not funded, in each case, whether formal or informal, oral or written, in respect of any present or former employees, directors, officers, managers, equityholders, consultants, or independent contractors of the Company or the Company Subsidiaries, or in respect of any employee or Independent Contractor of Seller or its Affiliates listed on Section 2.11(a) of the Disclosure Schedules, or the Company or the Company Subsidiaries maintain or sponsor or have made or are required to make payments, transfers, or contributions or has had or has any present or future liability (all of the above being hereinafter collectively referred to as “Employee Plans”). The Employee Plans maintained or sponsored by the Company or the Company Subsidiaries are referred to as the “Company Plans.” Except as listed on Section 2.11(b) of the Disclosure Schedule, no Employee Plan is maintained outside of the United States. With respect to each Employee Plan, Seller has delivered or made available to Purchaser true and complete copies of (A) the most recent summary plan description for each Employee Plan for which such a summary plan description is required (or if no summary plan description is required, a detailed description of each Employee Plan) and (B) the most recent determination letters from the IRS, as applicable. With respect to each Company Plan, Seller has delivered or made available to Purchaser true and complete copies of (I) each Company Plan document (or, in the case of any unwritten Company Plans, descriptions thereof), (II) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the IRS (if any such report was required), and (III) each trust agreement, group annuity contract, audited financial statements and actuarial valuation reports or other funding and financing arrangement.

(c) Each Employee Plan has been maintained, operated, and administered in compliance in all material respects with its terms and all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that would reasonably be expected to result in any Liability or excise tax under ERISA or the Code being imposed on the Company or any Company Subsidiary. There have been no “reportable events” (as such term is defined in Section 4043 of ERISA) with respect to any Employee Plan that would reasonably be expected to result in liability to the Company or any Company Subsidiary after the Closing.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e) Except as provided on Section 2.11(e) of the Disclosure Schedule, neither the Seller Business Group, the Company, any Company Subsidiary nor any member of the Company’s “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning Sections 414(b), (c), (m) or (o) of the Code) currently has, and at no time in the past has had, an obligation to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or (iii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No event has occurred and to the Knowledge of Seller no condition exists that would subject the Company or any Company Subsidiary, by reason of its affiliation with any member, as of or prior to the Closing, of its Controlled Group to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(f) With respect to each group health plan benefiting any current or former employee of the Seller Business Group, the Company, any Company Subsidiary or any member of the Controlled Group that is subject to Section 4980B of the Code, the Seller Business Group, the Company, the Company Subsidiaries and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(g) No Company Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h) Except as disclosed on Section 2.11(h) of the Disclosure Schedule, all contributions, transfers and payments in respect of any Company Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

(i) No Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(j) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Acquisition (whether alone or in connection with a subsequent event) by any employee, officer or director of the Company, any Company Subsidiary or any employee or Independent Contractor listed on Section 2.11(a) of the Disclosure Schedules who is a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(k) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller, threatened, (ii) to the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress, or, to the Knowledge of Seller, threatened (including any routine requests for information from the PBGC).

(l) No Employee Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement or (ii) acceleration of the time of payment or vesting or any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, an increase of the amount payable or any other material obligation pursuant to, any of the Employee Plans.

Section 2.12. Labor Relations.

(a) Section 2.12(a) of the Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Labor Agreements. Seller has delivered or made available to Purchaser true and complete copies of each Labor Agreement.

(b) No labor strike, work stoppage, slowdown or dispute is pending or, to Seller’s Knowledge, threatened that involves any Employees. The Seller Business Group, the Company and the Company Subsidiaries are in compliance in all material respects with all Laws relating to labor relations, employment practices and occupational safety and health.

(c) The consummation of the transactions contemplated by this Agreement and the Transaction Agreements does not and will not trigger an entitlement of any third party (including any labor union or labor organization) to any payments under any of the Labor Agreements. Neither the Seller Business Group, the Company nor any Company Subsidiary has committed any unfair labor practice, and there is no charge or complaint against the Seller Business Group, the Company or any Company Subsidiary by the National Labor Relations Board pending or, to Seller’s Knowledge, threatened. There is no charge of discrimination in employment or employment practices that has been asserted or is now pending or, to Seller’s Knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority against the Seller Business Group, the Company or any Company Subsidiary in any jurisdiction in which Employees are located.

(d) To Seller’s Knowledge, the Seller Business Group, the Company and each Company Subsidiary is in compliance in all material respects with all Laws governing the employment of labor, including all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.

(e) The Independent Contractors who provide, or provided, services to the Seller Business Group, the Company and the Company Subsidiaries are, or were within the last three (3) years, properly classified as independent contractors, no Independent Contractor is entitled to any rights to participation in the Employee Plans and none of the Seller Business Group, the Company or the Company Subsidiaries are under investigation or audit with respect to its treatment as independent contractors as independent contractors rather than employees.

Section 2.13. Real Property.

(a) Section 2.13(a) of the Disclosure Schedule lists all Leased Real Property and Owned Real Property. The Owned Real Property and the Leased Real Property, together with easements appurtenant thereto, include all of the real property used or held for use in connection with, or otherwise required to conduct, the Business in substantially the manner it has been conducted prior to the date of this Agreement.

(b) Each Leased Real Property is used or occupied by the Seller Business Group, the Company or a Company Subsidiary for purposes relating to the Business pursuant to a Lease. A true and complete copy of each Lease has been delivered or made available to Purchaser. (i) To Seller’s Knowledge, each Lease is in full force and effect and is enforceable against the lessor that is party thereto in accordance with its terms, subject to the General Enforceability Exceptions, (ii) there are no existing defaults of the Seller Business Group, the Company or a Company Subsidiary or, to Seller’s Knowledge, by the lessor, under any of the Leases, and (iii) no event has occurred that (with notice or lapse of time, or both) would reasonably be expected to constitute a breach or default under any such Lease by the Seller Business Group, the Company or a Company Subsidiary, or, to Seller’s Knowledge, by any other party thereto. Except as set forth on Section 2.13(b) of the Disclosure Schedule, no consent is required from the lessor under any Lease to consummate the transactions contemplated by this Agreement and the Transaction Agreements.

(c) Neither the Owned Real Property, nor the leasing, occupancy or use of the Leased Real Property, is in material violation of any Law, including any building, zoning, environmental or other Law. The condition and use of the Owned Real Property conforms in all material respects to each applicable certificate of occupancy and all other Permits required to be issued in connection therewith. Seller has not received any written claim, notice or citation, with respect to any part of the Owned Real Property or Leased Real Property, of (i) any violation of any zoning, subdivision or building Law applicable thereto, (ii) taking or intent to take by eminent domain any part of such property, or (iii) commencement of enforcement proceedings with respect to delinquent Taxes.

Section 2.14. Intellectual Property; Information Technology.

(a) Section 2.14(a)(i) of the Disclosure Schedule sets forth a true and complete list of each item of material Company Intellectual Property, including all Company Intellectual Property that is registered with, or subject to application for registration with, any Governmental Authority or Internet domain name registrar (collectively, the “Registered Company Intellectual Property”), indicating for each such item the registration or application number and the applicable filing jurisdiction. Except as set forth on Section 2.14(a)(ii) of the Disclosure Schedule, no item of Company Intellectual Property is licensed by the Seller Business Group, the Company or a Company Subsidiary to any unaffiliated third party. The Company Intellectual Property is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Seller Business Group’s, the Company’s or a Company Subsidiary’s use thereof or rights thereto. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to Seller’s Knowledge, threatened against Seller, the Company or a Company Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Company Intellectual Property. Each item of Registered Company Intellectual Property is subsisting and, to Seller’s Knowledge, valid and enforceable. The rights of the Seller Business Group, the Company or a Company Subsidiary in and to the Company Intellectual Property are free and clear of all Liens, other than Permitted Liens.

(b) To Seller’s Knowledge, no third party is infringing any Company Intellectual Property right.

(c) To Seller’s Knowledge, neither the conduct of the Business or the use of the Company Intellectual Property conflicts with, infringes upon or violates the Intellectual Property rights of any other Persons.

(d) All former and current consultants or contractors to the Seller Business Group, the Company or any Company Subsidiary have executed and delivered valid written instruments that effectively assign to the Seller Business Group, the Company or any Company Subsidiary all rights to any Intellectual Property developed by them in the course of their performing services for the Company or any Company Subsidiary. All employees of the Seller Business Group, the Company or any Company Subsidiary who participated in the creation or contributed to the development of Company Intellectual Property (other than Company Intellectual Property licensed from a third party) were employees of the Seller Business Group, the Company or a Company Subsidiary at the time of rendering such services and such services were within the scope of their employment and such employees have otherwise validly and effectively assigned such Company Intellectual Property to the Company or a Company Subsidiary. No director, officer, manager, member, employee, consultant, contractor, agent or other representative of the Seller Business Group, the Company or any Company Subsidiary owns any Intellectual Property owned or used by the Company or the Company Subsidiaries.

(e) Each of the Seller Business Group, the Company and the Company Subsidiaries has entered into confidentiality and nondisclosure agreements with all of its respective directors, officers, managers, employees, consultants, contractors and agents and any other Person with access to the confidential Company Intellectual Property to protect the confidentiality thereof. To Seller’s Knowledge, there has not been any unauthorized disclosure of any confidential Company Intellectual Property.

(f) The completion of the transactions contemplated by this Agreement does not and will not alter or impair the ownership or right of the Company or a Company Subsidiary to use any of the Company Intellectual Property or any component thereof.

(g) The IT Systems used in the operation of the Business are adequate in all material respects for their intended use and for the operation of the Business as currently conducted, are in good working condition (normal wear and tear excepted), and, to Seller’s Knowledge, are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of such IT Systems. There has not been any material malfunction with respect to any such IT Systems since January 1, 2012 that has not been remedied or replaced in all material respects.

(h) No Software that the Seller Business Group, the Company or any Company Subsidiary makes available to customers of the Business is required to be (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge, in each case, as a result of the Seller Business Group’s, the Company’s or a Company Subsidiary’s use, modification or distribution of Public Software.

Section 2.15. Material Contracts.

(a) Section 2.15(a) of the Disclosure Schedule sets forth a true and complete list of all of the following types of Company Contracts:

(i) any Company Contract (other than purchase orders entered into in the ordinary course of business) with any Top Customer;

(ii) any Company Contract with customers requiring payments by such customer to the Seller Business Group, the Company or any Company Subsidiary in excess of $2,000,000;

(iii) any Company Contracts (other than purchase orders entered into in the ordinary course of business) with Top Suppliers;

(iv) any Company Contracts with any other suppliers requiring payments to such suppliers by the Seller Business Group, the Company or any Company Subsidiary in excess $500,000;

(v) other than Company Contracts required to be listed on Section 2.15(a)(i), Section 2.15(a)(ii), Section 2.15(a)(iii) or Section 2.15(a)(iv) of the Disclosure Schedule, any Company Contract pursuant to which the Seller Business Group, the Company and the Company Subsidiaries would incur obligations or be required to make aggregate payments in excess of $100,000;

(vi) any Company Contract providing for the borrowing of money or the guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of the Seller Business Group, the Company and the Company Subsidiaries (including any such agreement under which the Seller Business Group, the Company and the Company Subsidiaries have incurred any Indebtedness);

(vii) any Company Contract relating to the acquisition or sale (or other disposition), leasing or licensing of any material assets or properties (including equity interests) (whether by merger, sale of stock, sale of assets, or otherwise) other than this Agreement;

(viii) any Company Contract pursuant to which any material earn-out, deferred or contingent payment or indemnification obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties and covenants that survive indefinitely or for periods equal to a statute of limitations and excluding obligations to indemnify directors and officers pursuant to acquisition agreements);

(ix) any Company Contract providing for the employment of or an Independent Contractor relationship with any Person;

(x) any Company Contract providing for any severance payment for any Employee or Independent Contractor;

(xi) any Company Contract containing covenants (x) limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market or (y) that would be binding on or that purport to bind Purchaser and its Affiliates (other than the Company and the Company Subsidiaries) after the Closing;

(xii) any Company Contract granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of the Seller Business Group, the Company and the Company Subsidiaries;

(xiii) any Company Contract with any Governmental Authority;

(xiv) any Lease;

(xv) any Company Contract that is a joint venture or partnership Contract or any Company Contract entitling any Person (other than any the Company or any Company Subsidiary) to any profits, revenues or cash flows of the Business, the Company or any Company Subsidiary or requiring payments or other distributions based on such profits, revenues or cash flows (excluding in each case ordinary course compensation to Employees or Independent Contractors (including base salary and bonus opportunity));

(xvi) any Company Contract under which the Seller Business Group, the Company or any Company Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party and which has future required scheduled payments in excess of $100,000 per annum and is not terminable by the Seller Business Group, the Company or any Company Subsidiary upon notice of 90 days or less for a cost of less than $100,000;

(xvii) any Company Contract under which the Seller Business Group, the Company or any Company Subsidiary is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company and which has future required scheduled payments in excess of $10,000 per annum and is not terminable by the Seller Business Group, the Company or any Company Subsidiary upon notice of 90 days or less for a cost of less than $50,000;

(xviii) any Company Contract concerning the licensing of Company Intellectual Property;

(xix) any Company Contract for current or future capital expenditures or the current or future acquisition or construction of fixed assets for the benefit and use of the Business that provides for capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

(xx) any Company Contract that constitutes an Affiliate Transaction (including any Company Contract between Seller, the Company and any Company Subsidiary or any combination thereof);

(xxi) any Company Contract that constitutes a material sales agent, representative, marketing or similar agreement with respect to the Business; and

(xxii) any Company Contract that grants or has granted exclusive rights, most favored-nation rights or similar rights to the counterparty thereto.

(b) Each Company Contract listed on Section 2.15(a) of the Disclosure Schedule (or required to be listed on Section 2.15(a) of the Disclosure Schedule) (including all amendments and supplements thereto through the Closing, collectively, the “Material Contracts”) is in full force and effect, and is a valid and binding obligation of Seller, the Company or a Company Subsidiary, and to Seller’s Knowledge, a valid and binding obligation of the counterparty thereto, in each case enforceable in accordance with its terms, subject to the General Enforceability Exceptions. Neither Seller, the Company nor any Company Subsidiary nor, to Seller’s Knowledge, any other Person is in material breach or violation of, or default under, any Material Contract. Seller has delivered or made available to Purchase a true and complete copy of each Material Contract. Neither Seller, the Company nor any Company Subsidiary has received any written notice of termination or cancellation under any Material Contract.

Section 2.16. Environmental Matters. Except as set forth in Section 2.16 of the Disclosure Schedule:

(a) The Seller Business Group, the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws;

(b) Neither Seller, the Company nor any Company Subsidiary has received any written claim, notice or citation concerning any violation or alleged violation of any applicable Environmental Law relating to the operation of the Business;

(c) There are no Governmental Orders outstanding, or any Actions pending or, to Seller’s Knowledge, threatened, concerning the Seller Business Group’s, the Company’s or the Company Subsidiaries’ compliance with any Environmental Law;

(d) No Owned Real Property or Leased Real Property is listed or, to Seller’s Knowledge, is proposed to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation, and Liability Information System or the National Corrective Action Priority System; and

(e) Seller has made available to Purchaser all environmental site assessments and environmental audit reports relating to the Business, the Company and the Company Subsidiaries that are in the possession or custody of Seller, the Company or the Company Subsidiaries.

Section 2.17. Inventory. The Inventory is of a quality and quantity useable and saleable in the ordinary course of business except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements. All of the Inventories have been valued at the lower of cost or market value on a first-in, first-out basis. Inventories now on hand that were purchased after the date of the Latest Balance Sheet were purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase.

Section 2.18. Accounts Receivable. All accounts receivable, notes receivable and other claims for amounts due to the Seller Business Group the Company or the Company Subsidiaries (collectively, “Accounts Receivable”) that are reflected on the Financial Statements or on the accounting records of the Seller Business Group, the Company or the Company Subsidiaries as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller, the Company or the Company Subsidiaries in the ordinary course of business. Section 2.18 of the Disclosure Schedule contains a true and complete list of all Accounts Receivable as of the date of the Latest Balance Sheet, which list sets forth the aging of each Account Receivable.

Section 2.19. Absence of Certain Commercial Practices.

(a) Neither the Seller Business Group, the Company, the Company Subsidiaries nor, to Seller’s Knowledge, any other Person acting on behalf of the Company or any Company Subsidiary has, directly or indirectly, paid, offered, promised, authorized or agreed to give any monies, gift or other thing of value or benefit to (i) any official or employee of any Governmental Authority (including an official or employee of any public international organization or of any business or enterprise owned by a Governmental Authority), (ii) any political party, or employee or director thereof, or (iii) any candidate for a political position or any political subdivision for the purpose of: (A) influencing any act or decision of such Person described in clauses (i)-(iii), including a decision to not comply with his/her official duties; (B) inducing such Person described in clauses (i)-(iii) to act or fail to act in violation of his/her legal duties; or (C) causing such Person described in clauses (i)-(iii) to influence any act or decision of any Governmental Authority in order to obtain or retain business, or direct business toward any Person.

(b) Each transaction in connection with the business of the Seller Business Group, the Company or the Company Subsidiaries is properly and accurately recorded on the books and records of Seller, the Company or the Company Subsidiaries, and each document upon which entries in the books and records of Seller, the Company or the Company Subsidiaries are based is complete and accurate in all respects. The Seller Business Group, the Company and the Company Subsidiaries maintain a system of internal accounting controls adequate to ensure that they maintain no off-the-books accounts and that the assets of the Business, the Company and the Company Subsidiaries are used only in accordance with the management directives of the Business, the Company or the Company Subsidiaries.

Section 2.20. Customers and Suppliers. Section 2.20 of the Disclosure Schedule sets forth a complete and accurate list of Top Customers and Top Suppliers and the amounts received by or paid to Seller, the Company and Company Subsidiaries from each such Top Customer and the amounts received by or paid to each such Top Supplier from Seller, the Company and Company Subsidiaries during the twelve month period ending on June 30, 2013. None of the Top Customers or Top Suppliers has given notice of any intention to (a) materially reduce the level of business it conducts with the Seller Business Group, the Company or the Company Subsidiaries or (b) make any material changes in the terms of such business.

Section 2.21. Insurance. Section 2.21 of the Disclosure Schedule sets forth a complete and correct list of all material insurance policies (including fire, liability, product liability, workers’ compensation, umbrella and vehicular) presently in effect to which the Company, the Company Subsidiaries or the Seller Business Group is a beneficiary of coverage. Such policies are sufficient for compliance by the Business, the Company and the Company Subsidiaries with all applicable Law and all Material Contracts, and all premiums due with respect thereto have been timely paid. Seller, the Company and each Company Subsidiary has complied in all material respects with the provisions of such policies applicable to it. Except as set forth in Section 2.21 of the Disclosure Schedule, neither the Seller Business Group, the Company nor any Company Subsidiary has any material claim pending against any of its insurance carriers under any of such policies.

Section 2.22. Tangible Property; Sufficiency of Assets; Liens.

(a) The tangible property of the Seller Business Group, the Company and the Company Subsidiaries, taken as a whole and not on an item-by-item basis, in all material respects is suitable for the purposes for which it is intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear.

(b) Except for the services to be provided or otherwise made available under the Transition Services Agreement or as set forth on Section 2.22(b) of the Disclosure Schedule, the Company and the Company Subsidiaries owns, or has licenses to use, all assets and rights (including Intellectual Property) used in or necessary in all material respects for the operation of the Business as conducted, in each case, as of the Closing and as of immediately prior to the Closing.

(c) There are no Liens, other than Permitted Liens, upon the assets and property of the Seller Business Group, the Company or any Company Subsidiary.

Section 2.23. Affiliate Transactions. Except as set forth on Section 2.23 of the Disclosure Schedule, other than ordinary course salaries, wages and benefits, neither any officer, director nor other Affiliate of Seller, the Company or any Company Subsidiary nor, to Seller’s Knowledge, any “related person” (as such term is defined in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission) to any such officer, director or other such Affiliate (i) is party to any Contract with the Seller Business Group, the Company or any Company Subsidiary, (ii) has, directly or indirectly, any material interest in or rights with respect to, any assets (including Company Intellectual Property) or properties used or held for use by the Seller Business Group, the Company or any Company Subsidiary, or any Person that is a material supplier, customer or competitor of the Seller Business Group, the Company or any Company Subsidiary, or (iii) is a material debtor or creditor of the Seller Business Group, the Company or any Company Subsidiary, and no such Person owes any money or other amounts to, nor is any such Person owed any money or other amounts by, the Seller Business Group, the Company or any Company Subsidiary (each, an “Affiliate Transaction”).

Section 2.24. Restructuring.

(a) Seller has consummated the transactions contemplated by the Assignment, Assumption and Contribution Agreement (the “Restructuring”).

(b) Seller has transferred (or caused to be transferred) to the Company and/or the applicable Company Subsidiaries all the rights, properties and assets required to be so transferred pursuant to the Assignment, Assumption and Contribution Agreement (collectively, the “Contributed Assets”).

(c) Subject to Section 2.24(d), the Company and/or the applicable Company Subsidiaries have assumed all the Liabilities of Seller required to be so assumed pursuant the Assignment, Assumption and Contribution Agreement (the “Assumed Liabilities”).

(d) Seller or an Affiliate of Seller (other than the Company or a Company Subsidiary) has assumed all Excluded Liabilities.

(e) Seller has transferred the employment arrangements of the employees of Seller and its Affiliates (other than the Company or any Company Subsidiary) and contractual arrangements of Independent Contractors, both as listed on Section 2.24(e)(i) of the Disclosure Schedule as “Transferred Employees” and “Transferred Contractors” (the “Transferred Employees and Contractors”) to the Company and the Company Subsidiaries.

Section 2.25. Brokers. Except as set forth on Section 2.25 of the Disclosure Schedule, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of, or which would be entitled to any fee or commission from, Seller, the Company or any Company Subsidiary or any of their respective Affiliates in connection with the transactions contemplated hereby.

Section 2.26. No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Agreement and the Transaction Agreements, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller with respect to the Shares, the Company, the Company Subsidiaries, the Business or the transactions contemplated by this Agreement and the Transaction Agreements. The representations and warranties made in this Agreement with respect to the Shares, the Company, the Company Subsidiaries, the Business and the transactions contemplated by this Agreement and the Transaction Agreements are in lieu of all other representations and warranties Seller might have given Purchaser, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Purchaser acknowledges that all other warranties that Seller or anyone purporting to represent Seller gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to the Shares, the Company, the Company Subsidiaries and the Business, are hereby expressly excluded. Purchaser acknowledges that, except for the representations and warranties of Seller expressly set forth in this Agreement and the Transaction Agreements, neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Purchaser or any other Person resulting from the distribution in written or oral communication to Purchaser, or use by Purchaser of, any information, documents, projections, forecasts or other material made available to Purchaser in the Data Room, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Transaction Agreements.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants, as of the Closing, to Seller as follows:

Section 3.01. Organization. Purchaser is duly organized, validly existing and in good standing under the Laws of the state of Texas, and has the requisite corporate power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing or to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.02. Authority; Enforceability. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary pursuant to its Organizational Documents or the Laws of its jurisdiction of organization to authorize this Agreement or the Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Purchaser, and each Transaction Agreement to which Purchaser is a party, when executed and delivered by Purchaser, has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.

Section 3.03. Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which Purchaser is a party does not and will not (a) conflict with or violate its certificate of incorporation or by-laws or comparable governing documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.04 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Purchaser or by which Purchaser or any of Purchaser’s respective properties are bound or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract or permit to which Purchaser is a party or by which Purchaser or any of Purchaser’s respective properties are bound, except for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.04. Consents. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person, except for any other consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.05. Financial Ability to Perform. Purchaser has cash in an aggregate amount sufficient for Purchaser to pay the Purchase Price and to perform all of its obligations under this Agreement and the Transaction Agreements.

Section 3.06. Litigation. There is no Action pending against, or to Purchaser’s Knowledge, threatened against or affecting, Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Transaction Agreements.

Section 3.07. Investment Intent. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution of such Shares. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities Laws.

Section 3.08. Brokers. There is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of, or which would be entitled to any fee or commission from, Purchaser in connection with the transactions contemplated hereby.

Section 3.09. No Other Representations or Warranties. Except for the representations and warranties of Purchaser expressly set forth in this Agreement and the Transaction Agreements, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser with respect to Purchaser and the transactions contemplated by this Agreement and the Transaction Agreements. The representations and warranties made in this Agreement with respect to Purchaser and the transactions contemplated by this Agreement and the Transaction Agreements are in lieu of all other representations and warranties Purchaser might have given Seller. Seller acknowledges that all other warranties that Purchaser or anyone purporting to represent Purchaser gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to Purchaser, are hereby expressly excluded. Seller acknowledges that, except for the representations and warranties of Purchaser expressly set forth in this Agreement and the Transaction Agreements, neither Purchaser nor any other Person will have or be subject to any liability or indemnification obligation to Seller or any other Person resulting from the distribution in written or oral communication to Seller, or use by Seller of, any information, documents, projections, forecasts or other material made available to Seller in any confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Transaction Agreements.

ARTICLE 4

COVENANTS OF SELLER

Section 4.01. Confidentiality. After the Closing, Seller and its Affiliates will (i) hold, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors, representatives and agents (collectively, “Representatives”) to hold, in confidence and (ii) not use, and will use their commercially reasonable efforts to cause their respective Representatives to not use, to the detriment of Purchaser, the Company or any Company Subsidiary, all information (written or otherwise), in any form or medium, that is confidential or proprietary or that relates to the Business, the Company or the Company Subsidiaries (the “Confidential Information”), except to the extent that such information can be shown to have been (i) generally available in the public domain prior to the Closing, (ii) generally available in the public domain at or after the Closing through no fault of Seller or its Affiliates or Representatives or (iii) later lawfully acquired by Seller or its Affiliates or Representatives from sources other than those related to its prior ownership of the Business which sources breached no duties or obligations of confidentiality or trust in providing such information; provided, however, that Seller may disclose Confidential Information to its Representatives in connection with the transactions contemplated by this Agreement and the Transaction Agreements on a need-to-know basis so long as such Representatives are informed by Seller of the nature of the Confidential Information and are directed by Seller to hold such in confidence, and Seller shall be responsible for any breach of the confidentiality provisions of this Section 4.01 by its Affiliates and Representatives (excluding such Representatives to the extent that they, after the Closing, become Representatives of Purchaser). Seller shall exercise the same care with respect to the Confidential Information as Seller would take to preserve the confidentiality of its own similar information in the ordinary course of business. Seller may keep copies of any Confidential Information after the Closing, including copies of books and records relating to the Company and the Company Subsidiaries, solely to the extent required to comply with any applicable Laws. If, after the Closing, Seller or any of its Representatives are legally required to disclose any Confidential Information, Seller shall (A) promptly notify Purchaser to permit Purchaser, at Purchaser’s cost and expense, to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by Purchaser in Purchaser’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, at Purchaser’s cost and expense. If, after the Closing and in the absence of a protective order, Seller or any of its Representatives are compelled as a matter of Law to disclose Confidential Information to a third party, Seller and its Representatives may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; provided, however, that, prior to any such disclosure, Seller and its Representatives will use good faith efforts to advise and consult with Purchaser and its counsel as to such disclosure and the nature and wording of such disclosure.

Section 4.02. Non-Solicitation and No-Hire of Employees. Seller agrees that neither it nor any of its Affiliates shall, until the end of the two-year period immediately following the Closing Date, without the prior written consent of Purchaser, (a) solicit any individual who is an employee, or an independent contractor (other than those independent contractors set forth on Section 4.02 of the Disclosure Schedule) (including the Transferred Employees and Contractors) of Purchaser or any of its Affiliates (including the Company and Company Subsidiaries) as of the Closing Date (after giving effect to the Closing), to leave his or her employment or independent contractor relationship with Purchaser or such Affiliate, provided that for purposes of clause (a), a general solicitation or advertisement (including any recruitment efforts conducted by any recruitment agency) shall not be deemed to violate this Section 4.02 or (b) hire or otherwise engage any individual who is an employee, or an independent contractor (other than those independent contractors set forth on Section 4.02 of the Disclosure Schedule) (including the Transferred Employees and Contractors) of Purchaser or any of its Affiliates as of the Closing Date (after giving effect to the Closing).

Section 4.03. Termination of Affiliate Transactions.

(a) Except as set forth on Section 4.03(a) of the Disclosure Schedule, Seller shall, and shall cause the Company and the Company Subsidiaries, to terminate all Affiliate Transactions as of the Closing with no penalty to the Business, the Company or any Company Subsidiary.

(b) Except as set forth on Section 4.03(b) of the Disclosure Schedule, Seller shall, and shall cause the Company and the Company Subsidiaries, to terminate all Company Contracts between Seller, the Company and any Company Subsidiary or any combination thereof with no penalty to the Business, the Company or any Company Subsidiary.

ARTICLE 5

COVENANTS OF PURCHASER

Section 5.01. Non-Solicitation and No-Hire of Employees. Purchaser agrees that neither it nor any of its Affiliates shall, until the end of the two-year period immediately following the Closing Date, except as contemplated by this Agreement (including the Restructuring), without the prior written consent of Seller, (a) solicit any individual who is an employee, or an independent contractor (other than those independent contractors set forth on Section 5.01 of the Disclosure Schedule) (including the Non-Transferred Employees and Contractors) of Seller or any of its Affiliates (not including, after the Closing, the Company and Company Subsidiaries) as of the Closing Date (after giving effect to the Closing), to leave his or her employment with Seller or such Affiliate, provided that for purposes of clause (a), a general solicitation or advertisement (including any recruitment efforts conducted by any recruitment agency) shall not be deemed to violate this Section 5.01, or (b) hire or otherwise engage any individual who is an employee, or an independent contractor (other than those independent contractors set forth on Section 5.01 of the Disclosure Schedule) (including the Non-Transferred Employees and Contractors of Seller or any of its Affiliates (not including, after the Closing, the Company and Company Subsidiaries) as of the Closing Date (after giving effect to the Closing).

ARTICLE 6

COVENANTS OF PURCHASER AND SELLER

Section 6.01. Public Announcements. No public release or announcement concerning the transactions contemplated by this Agreement and the Transaction Agreements shall be issued by Purchaser or any of its Affiliates or Representatives without the prior consent of Seller (which consent shall not be unreasonably withheld or delayed), and no public release or announcement concerning the transactions contemplated hereby and thereby shall be issued by Seller or any of its Affiliates or Representatives without the prior consent of Purchaser (which consent shall not be unreasonably withheld or delayed), except, in each case, as such release or announcement may be required by Law or the rules, regulations or policies of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance (and use commercially reasonable efforts to reflect such comments); provided, however, that Seller and Purchaser may make internal announcements regarding the transaction contemplated by this Agreement and the Transaction Agreements to its employees after reasonable prior notice to, and consultation with, Purchaser or Seller, as applicable.

Section 6.02. Trademarks; Trade Names.

(a) With respect to any Owned Real Property or Leased Real Property, Purchaser shall either (i) remove all signage with respect to such Owned Real Property or Leased Real Property bearing the “CTS” name, Trade Name or trademark, or any other trademark retained by Seller (collectively, the “Seller Trade Names and Trademarks”) or (ii) cover such signage with temporary signage or other opaque materials not bearing any Seller Trade Name and Trademark so that no part of such Seller Trade Name and Trademark is visible, in either case, no later than 90 days after the Closing.

(b) After the Closing, Purchaser and its Affiliates shall have the right to (i) sell existing Inventory at any time and (ii) use existing packaging, labeling, containers, stationery, business forms, supplies, advertising and promotional materials and any similar materials bearing the Seller Trade Names and Trademarks for the later of 180 days following the Closing or the depletion of existing stocks thereof; provided, however, that Purchaser and its Affiliates shall use commercially reasonable efforts to avoid impairment of the value of the Seller Trade Names or Trademarks; provided further, however, that when using the items listed in clause (ii) above in the context of entering into or conducting contractual relationships, Purchaser shall make clear to all other applicable parties that Purchaser, rather than any of Seller or its Affiliates, is the party entering into or conducting the contractual relationship; provided further, however, that personnel of Purchaser or its Affiliates using the above items shall not, and shall have no authority to, hold themselves out as officers, employees or agents of any Seller or any Affiliate of Seller. Purchaser and its Affiliates shall comply with all applicable Laws in any use of packaging or labeling containing the Seller Trade Names and Trademarks.

(c) Purchaser shall use commercially reasonable efforts to minimize its use of the Seller Trade Names and Trademarks, and, in any event, shall cease using the Seller Trade Names and Trademarks on fixed assets (other than Inventory) within 180 days after the Closing.

Section 6.03. Certain Sales Agreements. Upon the Closing, Seller shall terminate or cause to be terminated the sales agent and similar representative agreements listed on Section 6.03 of the Disclosure Schedule (the “Terminated Sales Agreements”). Notwithstanding anything to the contrary in this Agreement, Purchaser shall be responsible for the payment of all commissions or similar payments in respect of the Terminated Sales Agreements that are due and owing from and after the Closing, and Purchaser shall indemnify and save and hold harmless Seller and its Affiliates from losses arising directly from Purchaser’s failure to pay such amounts. For the avoidance of doubt, the foregoing sentence is a covenant of Purchaser under this Agreement for the benefit of Seller and its Affiliates, and does not create any third party beneficiary or other rights in any Person other than the parties and their respective successors and permitted assigns.

Section 6.04. Post-Closing Treatment of Payments in respect of Outstanding Receivables and Payables. On and after the Closing Date, (i) Seller shall promptly pay to Purchaser an amount equal to any payments received at or after 12:01 a.m. (Eastern Standard Time) on the Closing Date by Seller in respect of Accounts Receivable, after Seller’s receipt of such payments, and (ii) Purchaser shall promptly pay to Seller an amount equal to any payments made by Seller (or drawn on Seller’s bank accounts) at or after 12:01 a.m. (Eastern Standard Time) on the Closing Date in respect of accounts payable owed by the Seller Business Group, the Company or any Company Subsidiaries, after Seller’s request therefor.

Section 6.05. Maquiladora Virtual Transfer. As soon as reasonably practical after the Closing, Seller shall cause Electro Matamoros to file, in accordance with applicable Mexican Law, Virtual Transfer Documents with the appropriate Mexican Governmental Authorities to evidence Electro Matamoros’s virtual exportation of all the Inventory and other assets and properties of Electro Matamoros (such Inventory, assets and properties, the “Maquila Assets”) to Benchmark Electronics Tijuana, S. de R.L. de C.V. (“Benchmark Tijuana”). As soon as reasonably practical after the Closing, Purchaser shall cause Benchmark Tijuana to file, in accordance with applicable Mexican Law, Virtual Transfer Documents with the appropriate Mexican Governmental Authorities to evidence Benchmark Tijuana’s virtual importation of the Maquila Assets. Prior to the effectiveness of Electro Matamoros’ and Benchmark Tijuana’s Virtual Transfer Documents, Seller shall cause Electro Matamoros to provide to Benchmark Tijuana free bailment services with respect to the Maquila Assets. Upon the effectiveness of Electro Matamoros’ and Benchmark Tijuana’s Virtual Transfer Documents, Seller shall cause Electro Matamoros to deliver to Benchmark Tijuana the Maquila Assets.

ARTICLE 7

TAX MATTERS

Section 7.01. General. Notwithstanding any other provision in this Agreement, this Article 7 shall govern the Tax matters described herein.

Section 7.02. Responsibility for Filing Tax Returns.

(a) Pre-Closing Tax Returns. Except as provided in Section 7.05, Seller, at its sole cost and expense, shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the Business, the Company and the Company Subsidiaries for all periods ending on or prior to the Closing Date (the “Seller Returns”). All such Seller Returns shall be timely prepared in a manner consistent with the past practice of the Business, the Company or the relevant Company Subsidiary (as applicable) unless otherwise required by applicable Law. Seller shall submit substantially final drafts of each of the Seller Returns to Purchaser at least 20 days prior to the due date for the filing of such Seller Returns (or such shorter period as the circumstances require, but only in the case of a non-income Tax Return, and taking into account any applicable extensions of time in which to file) and Purchaser shall have the right to review and comment on such Seller Returns. Seller and Purchaser agree to consult and timely resolve in good faith any issue arising as a result of Purchaser’s review of such Seller Returns. Seller shall consider in good faith any revisions to the Seller Returns that are timely and reasonably requested by Purchaser in writing, except if any such revisions would reasonably be expected to result in a material adverse effect to Seller or any if its Affiliates. Seller shall pay or cause to be paid, when due, all Taxes required to be paid with or in respect of all Seller Returns.

(b) Other Tax Returns. Except as provided in Section 7.02(a) and Section 7.05, Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Business, the Company and the Company Subsidiaries for Tax periods which begin on or before the Closing Date and end after the Closing Date (“Straddle Period”) (the “Purchaser Returns”). All such Purchaser Returns shall be prepared and filed in a manner consistent with the past practice of the Business, the Company or the relevant Company Subsidiary (as applicable) unless otherwise required by applicable Law. Purchaser shall submit each Purchaser Return to Seller at least 20 days prior to the due date for the filing of such Purchaser Return (or such shorter period as the circumstances require, but only in the case of a non-income Tax Return, and taking into account any applicable extensions of time in which to file) and Seller shall have the right to review and comment on such Purchaser Returns. Purchaser and Seller agree to consult and timely resolve in good faith any issue arising as a result of Seller’s review of such Purchaser Returns. Purchaser shall consider in good faith any revisions to the Purchaser Returns that are timely and reasonably requested by Seller in writing, except if any such revisions would reasonably be expected to result in a material adverse effect to Purchaser or any if its Affiliates. Purchaser shall pay, when due, all Taxes required to be paid with or in respect of all Purchaser Returns. With respect to any Purchaser Returns, Seller shall reimburse Purchaser for any amount owed by Seller pursuant to Section 7.09 (and the allocation provision of Section 7.08).

Section 7.03. Tax Refunds and Transaction Tax Deductions.

(a) Seller shall be entitled to any Tax refunds (or reductions in Tax liability actually realized in cash by Purchaser, the Company or any Company Subsidiary), including interest actually paid therewith, in respect of Taxes paid or incurred by the Seller Business Group, the Company, and the Company

Subsidiaries with respect to any Pre-Closing Tax Period. At the reasonable request of Seller and at Seller’s sole cost and expense, Purchaser shall use commercially reasonable efforts to pursue or to assist Seller in pursuing any claims for refund of Taxes of the Seller Business Group, the Company and any Company Subsidiaries that are pending as of the Closing Date. Purchaser shall forward to Seller or reimburse Seller for any Tax refunds received or an amount equal to any such reduction in Tax liability actually realized in cash, in each case, solely with respect to Pre-Closing Tax Periods, within 10 days of such receipt or realization. For the avoidance of doubt, Purchaser shall be entitled to all Tax refunds relating to the Business, the Company or any Company Subsidiary for all periods other than a Pre-Closing Tax Period.

(b) To the extent permitted by applicable Law (i) all Transaction Tax Deductions actually paid by Seller shall be treated by the Parties as properly deductible by the Seller, and (ii) all Transaction Tax Deductions actually paid prior to the Closing by the Company, or by any Company Subsidiary, shall, in each case, be treated by the Parties as properly deductible by them in a Pre-Closing Tax Period of the Company or such Company Subsidiary, as applicable.

(c) All Transaction Tax Deductions not described in Section 7.03(b) shall be treated by the Parties as properly deductible (i) by the Purchaser if paid by the Purchaser, or (ii) in a Tax period of the Company or a Company Subsidiary (as applicable) other than a Pre-Closing Tax Period, in each case to the extent permitted by applicable Law.

Section 7.04. Books and Records; Cooperation. Each of Purchaser and Seller shall, and shall cause its respective Representatives to (a) provide the other party and its Representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to Taxes with respect to the Business, the Company or a Company Subsidiary or the computation or verification of amounts under this Article 7 and (b), until 90 days after the expiration of the applicable statute of limitations in relation thereto, retain and provide the other party and its Representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder, provided that the foregoing shall be done at the expense of the party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

Section 7.05. Transfer Taxes. All Transfer Taxes that are incurred as a result of the Restructuring and the Acquisition shall be borne by Seller. The party responsible under applicable Law for filing any Tax Returns in relation to such Transfer Taxes shall prepare and timely file, or cause to be prepared and timely filed, such Tax Returns and other documentation when due with respect to all such Transfer Taxes, and such party shall use its commercially reasonable efforts to provide substantially final drafts of such

Tax Returns to the other party at least ten (10) calendar days prior to the due date for such Tax Returns. To the extent required by applicable Law, each party agrees to cooperate with the other party in the filing of any Tax Returns with respect to Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns. Seller shall reimburse Purchaser for any Transfer Tax that is required to be paid solely by Purchaser pursuant to applicable Law as a result of the Restructuring or Acquisition. Such reimbursement shall be made no more than ten (10) days after the payment of such Transfer Tax. The party required to file any Tax Return for Transfer Taxes shall promptly provide the non-filing party with copies of such Tax Return and reasonable evidence that all Transfer Taxes with respect to such Tax Return have been timely paid.

Section 7.06. Amendment of Tax Returns. Except as required by applicable Law, without the prior written consent of Seller, Purchaser will not (i) except for Tax Returns that are filed pursuant to Section 7.02, file or amend or permit the Company or the Company Subsidiaries to file or amend any Tax Return relating to a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) with respect to Tax Returns filed pursuant to Section 7.02, after the date such Tax Returns are filed pursuant to Section 7.02, amend or permit the Company or the Company Subsidiaries to amend any such Tax Return or (iii) extend or waive, or cause to be extended or waived, or permit the Company or the Company Subsidiaries to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period.

Section 7.07. Certain Tax Elections.

(a) Purchaser shall not make any election under Section 338 of the Code (or any similar provision under Law), including under Section 338(h)(10) of the Code, with respect to the acquisition of the Company and the Company Subsidiaries. The parties agree that no election pursuant to section 336(e) of the Code (or under any similar provision under Law) shall be made with respect to the acquisition of the Company and the Company Subsidiaries.

(b) Neither Seller nor any Affiliate of Seller shall make or cause to be made any election in respect of any Tax matters which has a material effect on the Company or any Company Subsidiary, including any election pursuant to Treasury Regulation Section 1.1502-36(d) or any other election which would have the effect of reducing any net operating loss or other Tax attribute of the Company or any Company Subsidiary.

Section 7.08. Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes for a Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company and the Company Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company and the Company Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the Closing Date and the denominator of which is the number of calendar days in such Straddle Period. Any exemption, deduction, credit or other item that is calculated on an annual basis, to the extent such exemption, deduction or credit existed or was otherwise available both prior to and after the Closing Date, shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period.

Section 7.09. Tax Indemnity.

(a) Seller shall indemnify Purchaser and the Affiliates of Purchaser against any and all (i) Excluded Taxes, and (ii) any reasonable out-of-pocket costs and expenses related to such Excluded Taxes incurred by the Purchaser, the Company or any Company Subsidiary in respect of Tax advisors of Purchaser and its Affiliates or otherwise in connection with defending the assessment of any Excluded Tax during the course of any audit or other proceedings initiated by a Taxing Authority. Purchaser and any of its Affiliates seeking indemnity under this Section 7.09(a) shall (i) without undue delay, inform Seller in writing of the initiation of any audit or other proceeding in relation to Excluded Taxes, and (ii) comply with the claims procedure set forth in Section 9.04. Seller, at Seller’s sole cost and expense, shall control the contest (including any audit or investigation or any judicial or administrative proceeding) (such contest, a “Tax Contest”) in relation to any Excluded Taxes only if: (i) Seller acknowledges in writing to Purchaser Seller’s obligation to indemnify Purchaser for any Tax liability under this Section 7.09(a), (ii) Seller timely keeps Purchaser reasonably informed of the progress of each such Tax Contest, (iii) Seller permits Purchaser to review and comment on all written submissions made to any administrative or judicial body in connection with each such Tax Contest, and (iv) to the extent that a Tax assessment must be paid, including prior to commencing a Tax Contest, Seller will be responsible for paying such assessment; provided, however, that Seller will not be permitted to settle or compromise any such Tax Contest without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, if the resolution of such Tax Contest reasonably could be expected to materially affect the Tax liability or Tax attributes of Purchaser or its Affiliates (including, after the Closing Date, the Company and the Company Subsidiaries) for any Tax period ending after the Closing Date. For the avoidance of doubt, the indemnity provided by this Section 7.09(a) shall be applicable to the transactions governed by the Transaction Agreements, to the extent applicable.

(b) Purchaser shall indemnify Seller and the Affiliates of Seller against all Taxes imposed against Seller and its Affiliates that are attributable to the Business, the Company or any Company Subsidiary after the Closing Date, and any reasonable out-of-pocket costs and expenses related to such Taxes that are incurred by Seller in respect of Tax advisors of Seller and its Affiliates in connection with defending the assessment of any such Tax during the course of any audit or other proceedings initiated by a Governmental Authority. Seller and any of its Affiliates seeking indemnity under this Section 7.09(b) shall (i) without undue delay inform Purchaser in writing of the initiation of any audit with respect to Taxes for which Purchaser would or could be liable to indemnify Seller pursuant to this Section 7.09(b), and (ii) comply with the claims procedure set forth in Section 9.04. Purchaser, at Purchaser’s sole cost and expense, shall control any Tax Contest in relation to any amounts for which Purchaser is required to indemnify Seller pursuant to this Section 7.09(b) only if: (i) Purchaser acknowledges in writing to Seller Purchaser’s obligation to indemnify Seller for any Tax liability under this Section 7.09(b), (ii) Purchaser timely keeps Seller reasonably informed of the progress of each such Tax Contest, (iii) Purchaser permits Seller to review and comment on all written submissions made to any administrative or judicial body in connection with each such Tax Contest, and (iv) to the extent that a Tax assessment must be paid, including prior to commencing a Tax Contest, Purchaser will be responsible for paying such assessment; provided, however, that Purchaser will not be permitted to settle or compromise any such Tax Contest without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, if the resolution of such Tax Contest reasonably could be expected to materially affect the Tax liability or Tax attributes of Seller or its Affiliates (including, prior to the Closing Date, the Company and the Company Subsidiaries) for any Pre-Closing Tax Period.

(c) For the avoidance of doubt, the limitations set forth in Section 9.05 shall not apply to indemnification under this Section 7.09.

(d) All indemnification payments required pursuant to this Section 7.09 or Article 9 shall be deemed to be adjustments for Tax purposes to the aggregate consideration paid by Purchaser pursuant to this Agreement, to the extent permitted by applicable Law.

Section 7.10. Purchaser Tax Act. Notwithstanding anything to the contrary in this Agreement, Seller shall not have any indemnification obligation to Purchaser or any Affiliate of Purchaser under this Agreement for any Taxes resulting from a Purchaser Tax Act.

Section 7.11. Carryback Relinquishment. Purchaser and its Affiliates shall not cause or permit the Company or any Company Subsidiary to carry back to any Pre-Closing Tax Period any net operating loss or other Tax attribute that is attributable to a Tax period ending after the Closing Date. Notwithstanding anything to the contrary in this Agreement, Purchaser and any of its Affiliates (to the extent necessary) shall, to the extent permissible under applicable Tax Law, make a proper and timely election (or cause such proper and timely election to be made) to relinquish the carryback of any net operating losses of the Company and the Company Subsidiaries pursuant to either Treasury Regulations Section 1.1502-21(b)(3)(ii)(B) or Section 172(b)(3) of the Code, or under any similar provision under Law, as the case may be.

Section 7.12. Tax Sharing Agreements, etc. All Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving Taxes of the Company or any Company Subsidiary will be terminated prior to the Closing.

ARTICLE 8

EMPLOYEES AND EMPLOYEE BENEFITS

Section 8.01. Purchaser Benefit Plans; Assumption of Liabilities.

(a) From the Closing through the one year anniversary of the Closing Date, except as may be required by applicable Law and subject to Section 8.01(c), Purchaser currently intends to provide each individual who was an Employee of the Company immediately prior to the Closing (including the Transferred Employees whose employment transferred to the Company but excluding the Non-Transferred Employees) (the “Business Employees”) with employee benefits and compensation that are substantially similar to those provided to similarly situated employees of Purchaser or such Affiliate.

(b) Purchaser will cause all employee benefit plans and programs of Purchaser and its Affiliates to recognize all service of the Business Employees with Seller or any of its predecessors and Affiliates to the same extent and for the same purposes thereunder as such service was counted under similar benefit plans of Seller or any of its predecessors and Affiliates for all purposes (except that, with respect to benefit accrual, such service shall not be counted to the extent that it would result in a duplication of the benefits and shall not be counted for purposes of benefit accrual under any defined benefit plan); provided, however, that service of Business Employees subject to collective bargaining agreements shall be determined under such collective bargaining agreements.

(c) This Section 8.01(c) shall apply only if the Closing occurs prior to December 31, 2013. Effective as of the Closing and in connection with the Closing, Seller shall cause the Employee Plans listed on Section 8.01(c) of the Disclosure Schedules to continue to offer each Business Employee and their spouses and dependents who were covered under such Employee Plan immediately prior to the Closing continued coverage under such Employee Plan for the Benefit Applicable Period subject to the normal terms and conditions of such Employee Plan other than the requirement that a Business Employee be employed by Seller or its Affiliate. Purchaser shall pay to Seller or Seller’s Employee Plan the full cost of such coverage for each Business Employee and their spouse and dependents who participate in such Employee Plan for the period beginning on the Closing and ending on the earlier of (i) such date as determined by the Purchaser or (ii) December 31, 2013 (the “Benefit Applicable Period”). The “full cost of such coverage” referred to in this

Section 8.01(c) means the full premium for such Employee Plan coverage and the cost of the claims incurred during the Benefit Applicable Period by the Business Employees and their spouses and dependents under an Employee Plan that is not otherwise paid by a third party insurer in excess of the full premium paid to Seller. Purchaser shall pay any amounts due to Seller or Seller’s Employee Plans under this Section 8.01(c) within ten days of receiving an invoice of amounts due from Seller. Effective as of the termination of the Benefit Applicable Period, Purchaser shall cause its or its Affiliates’ group health plan and other employee benefit plans to cover Business Employees and their spouses and dependents.

(d) Subject to Section 8.01(c), coverage for all Business Employees and their respective spouses and dependents under the Employee Plans that are welfare benefit plans within the meaning of section 3(1) of ERISA (“Seller’s Welfare Plans”) shall cease to be effective as of the Closing. Subject to Section 8.01(c), Seller and Seller’s Welfare Plans shall be liable for all claims incurred with respect to Business Employees and their spouses and dependents prior to the Closing Date, except for short-term disability or other salary continuation benefits that are payable after the Closing to the one Business Employee receiving such payments as of the Closing. Subject to Section 8.01(c), the plans sponsored by Purchaser and its Affiliates that are welfare benefit plans within the meaning of section 3(1) of ERISA (“Purchaser’s Welfare Plans”) shall provide coverage and benefits for all Business Employees and their respective eligible spouses and dependents effective on the Closing Date. Purchaser and Purchaser’s Welfare Plans shall be liable for (i) all claims incurred with respect to Business Employees and their eligible spouses and dependents on and after the Closing date and (ii) for short-term disability or other salary continuation benefits that are payable after the Closing Date to the one Business Employee receiving such payments as of the Closing; provided that if such Business Employee transitions from such short-term disability to long-term disability, such Business Employee shall receive such long-term disability benefits from Seller. For purposes of this Section 8.01(d), a claim shall be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance, sickness, accident and disability programs) or on the date that treatment or services are provided (for purposes of health care programs).

(e) Effective as of the Closing Date, Purchaser shall cover (or cause to be covered) each Business Employee under a tax-qualified defined contribution plan and trust that qualify under Section 401(a) of the Code sponsored by Purchaser or one of its Affiliates (“Purchaser’s Savings Plan”). Purchaser’s Savings Plan shall provide Business Employees with credit for their service with Seller and its Affiliates and predecessors prior to the Closing Date for all purposes for which service was credited under the CTS Corporation Retirement Savings Plan (the “Seller’s Savings Plan”).

(i) On the Closing Date, or as soon as practicable thereafter, Seller and Purchaser shall cause to be filed all required Forms 5310-A and any other required IRS forms in order for Purchaser’s Savings Plan to receive a transfer of assets from Seller’s Savings Plan on or following the Closing Date in accordance with applicable Law and in accordance with the provisions described below in this Section 8.01(e).

(ii) As soon as practicable following the satisfaction of any applicable regulatory filing requirements and the requirements set forth in this Section 8.01(e), but not later than 90 days following satisfaction of such requirements unless the parties otherwise agree in writing, Seller shall cause a transfer of the plan accounts (including any outstanding loan notes), valued as of the date of transfer, of the Business Employees who have an account balance under the Seller’s Savings Plan at the Closing Date (“Plan Participants”), from Seller’s Savings Plan and related trust to Purchaser’s Savings Plan and related trust, and Purchaser shall cause Purchaser’s Savings Plan and related trust to accept such transfer of assets (the date on which such transfer occurs is referred to as the “Savings Plan Transfer Date”). Except for customary loans, the transfer from the Seller’s Savings Plan to the Purchaser’s Savings Plan shall be made in cash, unless otherwise agreed to by Purchaser

(iii) From and after the Closing Date until the Savings Plan Transfer Date, any benefit payable to a Plan Participant shall be paid and continue to be paid out of Seller’s Savings Plan trust (it also being understood that Seller’s Savings Plan shall continue to administer such accounts through the Savings Plan Transfer Date, including participant investment directions). On and after the Savings Plan Transfer Date, any such benefits payable to a Plan Participant shall be paid from Purchaser’s Savings Plan trust.

(iv) Within 30 days of the Closing Date, Purchaser shall provide to Seller either (1) a current and valid favorable IRS determination letter with respect to Purchaser’s Savings Plan, or (2) a representation from Purchaser that Purchaser’s Savings Plan is intended to qualify under Section 401(a) of the Code and that Purchaser will timely file (or has already filed) an application for such favorable determination letter with respect to Purchaser’s Savings Plan with the IRS and that Purchaser will make any and all necessary amendments on a retroactive basis to Purchaser’s Savings Plan as are required by the IRS to obtain such favorable determination.

(f) Purchaser shall credit each Business Employee with unused vacation, sick leave, or personal days to which the Business Employee is entitled through the Closing Date; provided, however, that if Seller is required by applicable Law to pay any Business Employee the cash value of his or her unused vacation, sick leave, or personal days described in this Section 8.01(f), then Purchaser shall reimburse Seller for the amount so paid by Seller and shall not be required to credit such vacation, sick leave, or personal days.

(g) Purchaser shall have the sole responsibility for providing “continuation coverage” benefits to all Business Employees and “qualified beneficiaries” of Business Employees for whom a “qualifying event” occurs on or after the termination of the Benefit Applicable Period. Seller shall be responsible for providing “continuation coverage” benefits to all Business Employees and “qualified beneficiaries” of Business Employees for whom a “qualifying event” occurs prior to the termination of the Benefit Applicable Period; provided that Purchaser shall pay the full costs of providing such continuation coverage to Seller or Seller’s health plan under this Section 8.01(g) for all Business Employees and “qualified beneficiaries” of Business Employees for whom a “qualifying event” occurs on or after the Closing Date but prior to the termination of the Benefit Applicable Period. The “full costs of providing such continuation coverage” referred to this in this Section 8.01(g) means the cost of the claims incurred by Business Employees and “qualified beneficiaries” of Business Employees under Seller’s health plan that is not otherwise paid by a third party insurer and that is in excess of the premiums paid for such coverage. Notwithstanding any provision of this Section 8.01(g) or this Agreement to the contrary, if more than 50 Business Employees experience a “qualifying event” during the Benefit Applicable Period, Seller’s obligation to provide “continuation coverage” pursuant to this Section 8.01(g) shall cease at the termination of the Benefit Applicable Period, and, on and following the termination of the Benefit Applicable Period, Purchaser shall have the sole responsibility for providing “continuation coverage” benefits to all Business Employees and “qualified beneficiaries” of Business Employees who experience a “qualifying event” during the Benefit Applicable Period. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

(h) Purchaser will reimburse Seller for the costs of all workers compensation claims of Business Employees (including, but not limited to, (A) the claims relating to the Business Employees listed on Section 2.09 of the Disclosure Schedules, (B) injuries that relate entirely to an accident that occurred or injury that was identifiably sustained on or prior to the Closing Date, regardless of when such claims are filed, (C) injuries identifiably sustained after the Closing Date that are aggravations or reinjuries of injuries or illnesses that were sustained on or before the Closing Date and (D) required treatment after the Closing Date following complete recovery from injuries sustained on or before the Closing Date) that Seller incurs. From and after the Closing Date, Purchaser will be solely responsible for the workers’ compensation claims of all Business Employees. Seller will include as an accrual on the unaudited consolidated balance sheets of the Business, in accordance with GAAP, the reasonably estimated incurred but not reported workers compensation claims as of the Closing relating to the Business Employees and a reasonable estimate of the liability related to the claims of Business Employees listed on Section 2.09 of the Disclosure Schedules. For the avoidance of doubt, Purchaser shall not be responsible for any costs of the worker compensation claims listed on Section 10.01(a) of the Disclosure Schedules.

(i) No provision of this Article 8 shall (A) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller, the Company, any Company Subsidiary, Purchaser, any of their Affiliates, or any other Person other than the parties and their respective successors and permitted assigns, (B) constitute or create or be deemed to constitute or create an employment agreement, or (C) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Seller, the Company, any Company Subsidiary, Purchaser, or their Affiliates.

ARTICLE 9

SURVIVAL; INDEMNIFICATION

Section 9.01. Survival.

(a) Representations and Warranties.

(i) Except as set forth in this Section 9.01(a), the representations and warranties contained in this Agreement shall survive until the second anniversary of the Closing Date.

(ii) The Seller Fundamental Representations and the representations and warranties contained in Section 2.08 and Section 2.16 shall survive until 90 days after the expiration of the applicable statute of limitations period with respect to such representations and warranties.

(b) Covenants. The covenants and agreements of the parties hereto contained in this Agreement shall survive in accordance with their respective terms, except that no claim for indemnification pursuant to Section 7.09 may be brought following 90 days after the expiration of the applicable statute of limitations (taking into account applicable extensions) with respect to the underlying subject matter of such claim; provided, that it is the intent of Seller and Purchaser that the indemnification period for any carryforward Tax benefits from any Pre-Closing Tax Period of Seller will extend until the applicable carryforward period expires.

Section 9.02. Indemnification of Purchaser by Seller.

(a) From and after the Closing, Seller and its Affiliates shall indemnify and save and hold harmless Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnified Parties”) from and against any Covered Losses suffered by any such Purchaser Indemnified

Parties resulting from or arising out of: (i) any misrepresentation of or inaccuracy in any representation or warranty of Seller contained in this Agreement (other than the Seller Fundamental Representations (which shall be governed by clause (ii)); (ii) any misrepresentations of or inaccuracy in any Seller Fundamental Representation, in the case of clauses (i) and (ii), as each such representation or warranty would read if all qualifications as to materiality and Material Adverse Effect were deleted therefrom, except with respect to the representations and warranties in Section 2.05(b), Section 2.07(b), Section 2.07(c), Section 2.08 and the first sentence of Section 2.14(a); (iii) any nonfulfillment or breach of any covenant or agreement made by Seller in this Agreement; and (iv) the Excluded Liabilities.

(b) The Purchaser Indemnified Parties shall not be entitled to assert any indemnification pursuant to Section 9.02(a) after the expiration of the applicable survival period referenced in Section 9.01; provided, however, that if, on or prior to such expiration of the applicable survival period, a notice of claim shall have been given to Seller in accordance with Section 9.04 (Procedures Relating to Indemnification) for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 9.

(c) Any indemnification of a Purchaser Indemnified Party pursuant to this Section 9.02 shall be effected by wire transfer or transfers of immediately available funds from Seller to an account or accounts designated in writing by the applicable Purchaser Indemnified Party to Seller within 15 days after the final determination of any disputed portions thereof (and for any portions thereof that are not being disputed, within 15 days after an undisputed claim is made therefor or such portions are no longer being disputed).

Section 9.03. Indemnification of Seller by Purchaser.

(a) From and after the Closing, Purchaser and its Affiliates shall indemnify and save and hold harmless Seller, its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) from and against any Covered Losses suffered by any such Seller Indemnified Parties resulting from or arising out of: (i) any misrepresentation of or inaccuracy in any representation or warranty of Purchaser contained in this Agreement (other than the Purchaser Fundamental Representations (which shall be governed by clause (ii)); (ii) any misrepresentations of or inaccuracy in any Purchaser Fundamental Representation, in the case of clauses (i) and (ii), as each such representation or warranty would read if all qualifications as to materiality and material adverse effect were deleted therefrom; (iii) any nonfulfillment or breach of any covenant or agreement made by Purchaser in this Agreement; and (iv) Assumed Liabilities.

(b) The Seller Indemnified Parties shall not be entitled to assert any indemnification in accordance with Section 9.03(a) after the expiration of the applicable survival period referenced in Section 9.01; provided, however, that if on or prior to the expiration of the applicable survival period, a notice of claim shall have been given to Purchaser pursuant to Section 9.04 (Procedures Relating to Indemnification) for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 9.

(c) Any indemnification of a Seller Indemnified Party pursuant to this Section 9.03 shall be effected by wire transfer or transfers of immediately available funds from Purchaser to an account or accounts designated by the applicable Seller Indemnified Party to Purchaser within 10 days after the final determination of any disputed portions (and for any portions thereof that are not being disputed, within 15 days after an undisputed claim is made therefor or such portions are no longer being disputed).

Section 9.04. Procedures Relating to Indemnification.

(a) In order for an indemnified party to be entitled to any indemnification provided for under this Article 9 in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the indemnified party (a “Third-Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been materially prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, within 30 days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, subject to Section 9.04(c) (and in the case of indemnification pursuant to Section 7.09 subject to the requirements contained in Section 7.09), to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest between the indemnified party and the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. To the extent the Third-Party Claim is a claim that the indemnifying party is ultimately responsible for under this Article 9, the indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and the use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld (but which, for the avoidance of doubt, may be withheld if any of the elements described in the next sentence below are not satisfied)). Subject to the requirements contained in Section 7.09 in the case of indemnification pursuant to Section 7.09, the indemnifying party may pay, settle or compromise a Third-Party Claim without the written consent of the indemnified party, so long as such settlement is solely for monetary payments which will be paid in full by the indemnified party and includes (i) an unconditional release of the indemnified party from all liability in respect of such Third-Party Claim, (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(c) Notwithstanding anything to the contrary in Section 9.04(b), the indemnifying party may not assume defense of a Third Party Claim if such Third Party Claim (i) is criminal in nature or seeks injunctive or other equitable relief, (ii) in a case where Seller is the indemnifying party, could reasonably be expected to result in the payment by the indemnified party in an amount in excess of the Cap (if applicable), or (iii) could reasonably be expected to have a material and adverse effect on the continuing business of the indemnified party.

(d) Any claim for indemnification provided for under this Article 9 shall be made by notice to the indemnifying party in writing and in reasonable detail (taking into account the information then available to such indemnified party).

Section 9.05. Limitations on Indemnification.

(a) Neither Seller nor its Affiliates shall have any liability for indemnification pursuant to Section 9.02(a)(i) with respect to Covered Losses for which indemnification is provided thereunder unless such Covered Losses exceed in the aggregate $500,000 (the “Deductible Amount”) in which case Seller and its Affiliates shall be liable (subject to the terms of this Article 9) for all Covered Losses in excess of the Deductible Amount; provided, however, that, subject to Section 9.05(d), in no event shall the aggregate indemnification to be paid by Seller and its Affiliates with respect to Section 9.02(a)(i) exceed $9,500,000 (the “Cap”); provided further, however, that notwithstanding anything to the contrary, this Section 9.05(a) shall not apply with respect to any Covered Losses in respect of any fraud by Seller.

(b) Neither Purchaser nor its Affiliates shall have any liability for indemnification pursuant to Section 9.03(a) with respect to Covered Losses for which indemnification is provided thereunder unless such Covered Losses exceed in the aggregate the Deductible Amount, in which case Purchaser and its Affiliates shall be liable (subject to the terms of this Article 9) for all Covered Losses in excess of the Deductible Amount; provided, however, that, subject to Section 9.05(d), in no event shall the aggregate indemnification to be paid by Purchaser and its Affiliates with respect to Section 9.03(a)(i) and Section 9.03(a)(iv) exceed the Cap; provided further, however, that notwithstanding anything to the contrary, this Section 9.05(b) shall not apply with respect to any Covered Losses in respect of any fraud by Purchaser.

(c) No indemnified party shall be entitled to recover from an indemnifying party more than once in respect of the same Covered Losses.

(d) For the avoidance of doubt, the limitations set forth in this Section 9.05 shall not apply to (i) any indemnity set forth in Section 7.09 or for any misrepresentation of or inaccuracy in any representation or warranty set forth in Section 2.08, or (ii) any indemnification for Covered Losses suffered by any Purchaser Indemnified Party resulting from or arising out of the Excluded Liabilities.

Section 9.06. Exclusive Remedy. Except as provided in Section 7.09, this Article 9 shall be the exclusive remedy of the parties hereto following the Closing for any monetary losses arising out of any misrepresentation or breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement, except as otherwise provided in this Agreement. In furtherance of the foregoing, except as provided in Section 7.09, from and after the Closing each of the parties hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other party hereto, arising under or based upon any Law, other than claims with respect to fraud, the right to seek indemnity pursuant to this Article 9 or claims for equitable relief.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Definitions. The following terms, as used herein, have the following meanings:

“Accounts Receivable” has the meaning set forth in Section 2.18.

“Acquisition” has the meaning set forth in the Recitals.

“Action” means any claim, litigation, action, suit, or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Affiliate Transaction” has the meaning set forth in Section 2.23.

“Agreement” has the meaning set forth in the Preamble.

“Assignment, Assumption and Contribution Agreement” has the meaning set forth in Section 1.03(c)(ix).

“Assumed Liabilities” has the meaning set forth in Section 2.24(c).

“Benchmark Tijuana” has the meaning set forth in Section 6.05.

“Benefit Applicable Period” has the meaning set forth in Section 8.01(c).

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Employees” has the meaning set forth in Section 8.01(a).

“Cap” has the meaning set forth in Section 9.05(a).

“Closing” has the meaning set forth in Section 1.03(a).

“Closing Date” has the meaning set forth in Section 1.03(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Contracts” means contracts to which the Seller Business Group, the Company or a Company Subsidiary is a party and that are currently in effect, excluding any intercompany Contracts.

“Company Intellectual Property” means any and all Intellectual Property owned or licensed from a third party, in whole or in part, by the Seller Business Group, the Company or a Company Subsidiary.

“Company Plans” has the meaning set forth in Section 2.11(b).

“Company Subsidiary” has the meaning set forth in Section 2.01(d).

“Confidential Information” has the meaning set forth in Section 4.01.

“Contract” means any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, sales or purchase order, license or arrangement, whether written or oral.

“Contributed Assets” has the meaning set forth in Section 2.24(b).

“Covered Loss” means, except as provided in Section 7.09, any and all losses, Liabilities (excluding contingent liabilities), claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Action), reasonable costs and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action), in each case that are due and payable, including any of the foregoing arising under, out of or in connection with any Action, Governmental Order, or any Law or Contract; provided, however, that Covered Loss (other than any Covered Loss relating to arising from the Excluded Liabilities) excludes any Covered Loss having an aggregate value (together with all other related or series of related Covered Losses) of less than $30,000, any loss or Liability that has been accrued for or reserved against in the Financial Statements (to the extent of such reserve), any punitive, exemplary, or consequential damages, except to the extent actually awarded to a third party. The amount of any Covered Loss subject to indemnification hereunder shall be calculated net of (a) any net insurance proceeds actually received by the indemnitee on account of such Covered Loss (net of reasonably expected future premium increases on account of Covered Losses) and (b) any net Tax benefit actually realized in cash by the indemnitee arising from the recognition of the Covered Loss. The indemnitee shall mitigate any actual or potential Covered Loss, in each case to the extent required by applicable Law. In the event that an insurance recovery is actually received in respect of a Covered Loss or a net Tax benefit is actually realized in cash, in each case after the date that the indemnifying party has made an indemnity payment in respect thereof, by the indemnitee with respect to any Covered Loss for which it has been indemnified hereunder, then a refund of a portion of such indemnity payment not to exceed an amount equal to the excess of the total recoveries received by the indemnitee with respect to such Covered Losses over the aggregate amount of such Covered Losses suffered by the indemnitee (without regard to Deductible Amounts, Caps and exclusions under the proviso to the first sentence of this definition) shall be made to the indemnitor that provided such indemnification to the indemnitee within 15 days of the final resolution of the amount thereof (or 15 days of receipt of such recoveries to the extent such reimbursement obligation is not being disputed).

“Deductible Amount” has the meaning set forth in Section 9.05(a).

“Deduction Statement” has the meaning set forth in Section 7.03(b).

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser prior to or concurrently with the execution and delivery of this Agreement.

“Domain Names” means Internet electronic addresses, uniform resource locators and alpha-numeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Effective Time” has the meaning set forth in Section 1.03(a).

“Electro Matamoros” means CTS Electro de Matamoros S.A. de C.V.

“Employee” means any individual who is employed (whether full or part-time) by the Company or any Company Subsidiary, including any individual on leave of absence or on layoff with recall rights.

“Employee Plans” has the meaning set forth in Section 2.11(b).

“Environmental Law” any federal, state, or local law, statute, rule or regulation concerning (a) the manufacture, transport, use, treatment, storage, or disposal of any Hazardous Substance, or (b) the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Liabilities” means all Liabilities of the Seller Business Group, the Company and Company Subsidiaries (i) which result from or arise out of the matters set forth on Section 10.01(a) of the Disclosure Schedule under the heading “Excluded Liabilities” or (ii) which are Parent Assumed Liabilities.

“Excluded Taxes” means, without duplication, the following: (i) all Taxes imposed on Seller or any of its Affiliates (other than Taxes imposed on the Seller Business Group, the Company or a Company Subsidiary in any Tax period beginning on or after the Closing Date or portion of a Straddle Period beginning after the Closing Date), including such Taxes resulting from transactions contemplated by the

Transaction Agreements, (ii) all Taxes imposed on the Seller, the Company or a Company Subsidiary that are attributable to any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date), including such Taxes resulting from transactions contemplated by the Transaction Agreements, (iii) all Taxes for which the Seller, the Company or a Company Subsidiary is held liable by reason of being included in any consolidated, affiliated, combined or unitary group at any time before the Closing Date, (iv) all Taxes resulting from any Tax sharing, Tax indemnification, Tax allocation or similar agreement entered into by any of Seller, the Company or any Company Subsidiary prior to the Closing Date, (v) any Transfer Taxes and (vi) any Taxes imposed on or in respect of the Restructuring or the Non-U.S. Sale.

“Financial Statements” has the meaning set forth in Section 2.05(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Enforceability Exceptions” has the meaning set forth in Section 2.02.

“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

“Hazardous Substance” means any material or substance that is listed as “hazardous” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., or any petroleum product or by-product.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person (i) for the principal of, interest on, and premium and pre-payment or other breakage costs in respect of, money borrowed or (ii) evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price for property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, including all obligations of such Person for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP; (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; and (d) all obligations of the type referred to in clauses (a) through (c) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; provided for the avoidance of doubt that Indebtedness of the Seller Business Group, the Company and the Company Subsidiaries shall include any Indebtedness owed by the Company or any Company Subsidiary to Seller or any of its Affiliates other than the Company or any Company Subsidiary.

“Independent Contractor” has the meaning set forth in Section 2.11(a).

“Intellectual Property” means any and all patents and patent applications; trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Domain Names, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software, technical information and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; moral and economic rights or authors and inventors; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.

“Inventory” means all raw materials, work-in-progress, finished goods, supplies, molds, dies, parts, spare parts, replacement and component parts, labels and packaging and other inventories of the Seller Business Group, the Company and the Company Subsidiaries (including in transit, on consignment or in the possession of any third party).

“IRS” means the United States Internal Revenue Service.

“IT Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content.

“Knowledge” means (i) with respect to Seller, the actual knowledge of any person whose name is set forth under the heading “Knowledge Person” on Section 10.01(b) of the Disclosure Schedule, in each case after reasonable communication by such person with his or her respective direct reports set forth on Section 10.01(b) of the Disclosure Schedule and (ii) with respect to Purchaser, the actual knowledge of Don Adam.

“Labor Agreements” mean any and all collective bargaining agreements and other labor agreements between Seller and any certified or lawfully recognized labor organization representing employees employed by the Seller Business Group, the Company, by any Company Subsidiary, or in connection with the operation of the Business.

“Latest Balance Sheet” has the meaning set forth in Section 2.05(a).

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Governmental Order.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Seller Business Group, the Company or any Company Subsidiary.

“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which the Seller Business Group, the Company or any Company Subsidiary holds any Leased Real Property.

“Liability” means any direct or indirect liability, obligation, guaranty, claim, loss, damage, deficiency, cost or expense, whether relating to payment, performance or otherwise, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not required to be reflected or reserved against on the financial statements of the obligor under GAAP.

“Lien” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way or other encumbrance of any kind, other than any obligation to accept returns of inventory in the ordinary course of business and other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.

“Londonderry Division” means the operations and assets of Seller located in Londonderry, New Hampshire, except as set forth on Section 10.01(c) of the Disclosure Schedule.

“Maquila Assets” has the meaning set forth in Section 6.05.

“Matamoros Division” means the operations and assets of Electro Matamoros, and the related operations and assets of Seller located in Texas and H. Matamoros, Tamaulipas, Mexico, except as set forth on Section 10.01(d) of the Disclosure Schedule.

“Material Adverse Effect” means any change or effect that is materially adverse to the operations, assets or condition (financial or otherwise) of the Seller Business Group, the Company or the Company Subsidiaries taken as a whole; provided, however, that for the purpose of the representation and warranty in Section 2.07(b) any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (i) any conditions that generally affect the industries in which the Business operates; (ii) any conditions that generally affect the United States economy or the economy in the geographic area in which the Company or any Company Subsidiary operate; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (v) the failure of the financial or operating performance of the Business to meet internal projections or budgets for any period prior to, on or after the date of this Agreement; provided that the underlying causes of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; (vi) the announcement of this Agreement or the transactions contemplated hereby; or (vii) changes in any Laws or accounting principles, except, in the case of each of clauses (i), (ii), (iii), (iv) and (vii), unless such change or effect disproportionately affects the Business compared to other comparable businesses in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 2.15(a).

“Non-U.S. Sale” has the meaning set forth in the Recitals.

“Organizational Documents” means, as to any Person, its articles or certificate of incorporation or certificate of formation and its bylaws or regulations or limited liability company agreement or any equivalent documents under the Law of such Person’s jurisdiction of incorporation or organization.

“Outstanding Company Indebtedness” means all Indebtedness of the Company and the Company Subsidiaries outstanding and unpaid immediately prior to the Closing, after giving effect to the Restructuring and the Non-U.S. Sale, which shall include any and all fees, costs, expense reimbursements, penalties or make-whole or similar payments in connection therewith in order to fully repay and retire all such Indebtedness at the Closing.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other interests and rights appurtenant thereto, owned by the Seller Business Group, the Company or a Company Subsidiary.

“Parent Assumed Liabilities” has the meaning set forth in the Assignment, Assumption and Contribution Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 2.10(b).

“Permitted Liens” means: (i) Liens that relate to Taxes imposed upon any assets of the Company or a Company Subsidiary (as applicable) that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) Liens imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (iv) mechanics’, carriers’, workers’, repairers’ and similar Liens imposed upon any Seller arising or incurred in the ordinary course of business; (v) the effect of zoning, entitlement and other land use and Environmental Laws; (vi) imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property; (vii) any Laws affecting any Owned Real Property or Leased Real Property; (viii) any utility company or Governmental Authority rights, easements or franchises for electricity, water, sanitary sewer, steam, surface water drainage, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Owned Real Property or Leased Real Property or other general easements granted in the ordinary course of business to Governmental Authorities; (ix) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway or other matters which would be shown by a current, accurate survey or physical inspection of Owned Real Property or Leased Real Property; provided, however, that in the case of clauses (v) through (ix), none of the foregoing would reasonably be expected to require any monetary payments by the Company or Company Subsidiaries or to have, individually or in the aggregate, a material effect on the continued use of the property to which they relate in the conduct of the Business as currently conducted thereon; (x) as to any Leased Real Property, any Lien affecting the interest of the lessor thereof; and (xi) any matters shown on any title commitment procured by Purchaser or of record.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Plan Participants” has the meaning set forth in Section 8.01(e)(ii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Public Software” means Software which creates, or purports to create, obligations for the user or grants, or purports to grant, to any third party any rights or immunities under the user’s intellectual property or proprietary rights in its Software (including open source Software and any other Software that requires as a condition of use, modification and/or distribution of the Software that other Software incorporated into, derived from or distributed with that Software be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge), shareware, “copyleft” Software, or similar Software.

“Purchase Price” has the meaning set forth in Section 1.02.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Fundamental Representation” means the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04 and Section 3.08.

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.02(a).

“Purchaser Returns” has the meaning set forth in Section 7.02(b).

“Purchaser Savings Plans” has the meaning set forth in Section 8.01(e).

“Purchaser Tax Act” means any action taken by Purchaser or any of its Affiliates (including, after the Closing, the Company or any Company Subsidiary) following the Closing (including the portion of the Closing Date after the Closing) that results in any gain or income to the Seller Business Group, the Company, or any Company Subsidiary for a Pre-Closing Tax Period, other than an action (i) taken in the ordinary course of business, (ii) required by applicable Law, or (iii) required pursuant to this Agreement or any Transaction Agreement.

“Purchaser’s Welfare Plans” has the meaning set forth in Section 8.01(d).

“Registered Company Intellectual Property” has the meaning set forth in Section 2.14(a).

“Representatives” has the meaning set forth in Section 4.01.

“Restructuring” has the meaning set forth in Section 2.24(a).

“Savings Plan Transfer Date” has the meaning set forth in Section 8.01(e)(ii).

“Seller” has the meaning set forth in the Preamble.

“Seller Business Group” means the Londonderry Division and the Matamoros Division.

“Seller Deductions” means the aggregate amount of all fees, costs and expenses incurred in connection with this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby that are payable by the Company or any Company Subsidiary as of the Closing Date (including any such fees, costs and expenses transferred to the Company or any Company Subsidiary pursuant to the Restructuring).

“Seller Fundamental Representations” means the representations and warranties contained in Section 2.01, Section 2.02, Section 2.03, Section 2.04, Section 2.06, Section 2.15(a)(xi), Section 2.24 and Section 2.25.

“Seller Indemnified Parties” has the meaning set forth in Section 9.03(a).

“Seller Returns” has the meaning set forth in Section 7.02.

“Seller Trade Names and Trademarks” has the meaning set forth in Section 6.02.

“Seller’s Savings Plan” has the meaning set forth in Section 8.01(e).

“Seller’s Welfare Plans” has the meaning set forth in Section 8.01(d).

“Shares” has the meaning set forth in the Recitals.

“Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form (including all of the foregoing that is installed on computer hardware) and all documentation, including user manuals, relating to the foregoing.

“Straddle Period” has the meaning set forth in Section 7.02.

“Tax” means all taxes, fees, levies or other assessments imposed by a Taxing Authority, including income, profits, gross receipts, excise, real and personal property, municipal, capital, sales, use, value added, transfer, license, withholding, payroll, unemployment, workers compensation and franchise taxes, and such term shall include any interest, penalties, or additions to tax attributable to such taxes, fees, levies or other assessments.

“Tax Contest” has the meaning set forth in Section 7.09(a).

“Tax Returns” means any return, report, claim for refund, election or information return required to be filed with any Taxing Authority in connection with Taxes (including any attached schedules), and any amendment thereto.

“Taxing Authority” means any Governmental Authority responsible for the administration, collection or imposition of any Tax.

“Terminated Sales Agreements” has the meaning set forth in Section 6.03.

“Thai Company Subsidiary” means CTS Electronics Corporation (Thailand), Ltd.

“Thai Excess Amount” has the meaning set forth in Section 1.04(b).

“Thai Initial Purchase Price” has the meaning ascribed to “Closing Date Purchase Price” in the Thai Purchase Agreement.

“Thai Purchase Agreement” means that certain Share Purchase Agreement among the Company, an affiliate of Purchaser and the other parties thereto relating to the purchase and share of equity interests in the Thai Company Subsidiary.

“Thai Purchaser” has the meaning ascribed to “Purchaser” in the Thai Purchase Agreement.

“Thai Shortfall Amount” has the meaning set forth in Section 1.04(a).

“Third-Party Claim” has the meaning set forth in Section 9.04(a).

“Top Customers” are the top fifteen customers that have purchased the most products or services from the Business, in terms of dollar amount, during the twelve month period ended June 30, 2013.

“Top Suppliers” are the top five vendors and/or suppliers that have sold the most products or services to the Business, in terms of dollar amount, during the twelve month period ended June 30, 2013.

“Transaction Agreements” means, collectively, the Transition Services Agreement, the Assignment, Assumption and Contribution Agreement and the Thai Purchase Agreement.

“Transaction Tax Deductions” means, without duplication, any item of loss or deduction resulting from or attributable to (A) transaction bonuses, change in control payments, severance payments, retention payments, or similar payments made by the Seller Business Group, the Company or the Company Subsidiaries as a result of the transactions contemplated by this Agreement, (B) the fees, expenses, and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company with respect to the payment of the Indebtedness, to the extent such Indebtedness is paid as a result of the transactions contemplated by this Agreement, and (C) the amount of any deductions for U.S. federal income Tax purposes as a result of the exercise or payment for cancellation of employee or other compensatory options.

“Transfer Taxes” means any transfer, excise, sales, use, goods and services, value added, registration, stamp, recording, documentary, conveyancing, transfer, transaction privilege, land appreciation, land transfer, business, personal property transfer, filing, permit, stock, license and similar Taxes, levies, customs duties, charges and fees incurred in connection with the Acquisition, including any claw-back, as a result of the Acquisition, of the exemption or reduction of these Taxes, levies, customs duties and charges granted to Seller, and including any interest, penalties or additions thereto.

“Transition Services Agreement” has the meaning set forth in Section 1.03(b)(iii).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Virtual Transfer Documents” means (a) with respect to Electro Matamoros, (i) a “commercial invoice” and (ii) a “virtual export customs declaration” (a.k.a., “export manifests” or “export pedimento”), in each case of this clause (a) with all legally required attachments, and (b) with respect to Benchmark Tijuana, (i) a “commercial invoice”; and (ii) a “virtual import customs declaration”, in each case of this clause (b) with all legally required attachments.

“Working Capital” means (a) the consolidated current assets of the Business (excluding cash and cash equivalents) minus (b) the consolidated current liabilities of the Business, in each case determined in accordance with GAAP (applied in a manner consistent with the Financial Statements), except that current assets shall exclude all Tax assets (including deferred Tax assets) and current liabilities shall exclude all Tax liabilities (including deferred Tax liabilities and current income Taxes payable).

Section 10.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic facsimile transmission) and shall be given:

if to Purchaser, to:

Benchmark Electronics, Inc.

3000 Technology Drive

Angleton, TX 77515

Attention: Ken Barrow

Fax: (979) 848-5225

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Christopher S. Harrison (christopher.harrison@srz.com)

Facsimile No: (212) 593-5955

if to Seller, to:

CTS Corporation

905 West Boulevard North

Elkhart, Indiana 46514

Attention: Chief Financial Officer

Facsimile No.: (574) 293-6146

with a copy to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: James P. Dougherty

Facsimile No.: (216) 579-0212

or such other address or electronic facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.03. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, except as set forth in Section 7.05, Seller shall pay any recording fees and notary fees attributable to or pertaining to the purchase or sale of the Shares. For the avoidance of doubt, all costs and expenses incurred in connection with this Agreement by the Company or any Company Subsidiary shall be paid by Seller and shall in no way reduce the cash of, or become obligations or Liabilities of, the Company or any Company Subsidiary.

Section 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 10.06. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules thereof.

Section 10.07. Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the State of Delaware (and, with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, a United States District Court located in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 10.02.

Section 10.08. Waiver of Jury Trial.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 10.08.

Section 10.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The electronic transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement.

Section 10.10. Third Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the parties hereto, their respective successors and assigns and the Purchaser Indemnified Parties and the Seller Indemnified Parties.

Section 10.11. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if.” The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. References to sums of money are to United States Dollars.

Section 10.12. Entire Agreement. This Agreement, together with the Transaction Agreements, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof.

Section 10.13. Disclosure Schedule. There may be included in the Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Disclosures included in any section of the Disclosure Schedule shall be considered to be made for purposes of other sections of the Disclosure Schedule solely to the extent that the relevance of such disclosure to such other section of the Disclosure Schedule is readily apparent from the face of such disclosure. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule.

Section 10.14. Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER:

CTS CORPORATION

By:	/s/ Kieran O’Sullivan
Name: Kieran O’Sullivan
Title: President & CEO

PURCHASER:

BENCHMARK ELECTRONICS, INC.

By:	/s/ Don Adam
Name: Don Adam
Title: CFO

[Signature Page to Stock Purchase Agreement]